EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

by and among

PERFICIENT, INC.,

ZEON SOLUTIONS INCORPORATED,

GRAND RIVER INTERACTIVE LLC, and

RUPESH AGRAWAL

Dated as of December 18, 2014

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		38
4.01	Corporate Organization and Qualification	39
4.02	Authority; Enforceability	39
4.03	Non Contravention and Consents	39
4.04	Litigation	39
4.05	Buyer Common Stock	39
4.06	Brokers' and Finders' Fees	40
4.07	Reports	40
ARTICLE V ADDITIONAL AGREEMENTS		40
5.01	Pre-Closing Agreements	40
5.02	No Solicitation of Transactions	42
5.03	Non-Compete Agreement	42
5.04	Securities Matters	43
5.05	Hiring of Continuing Domestic Employees	44
5.06	Employee Benefit Plans	45
5.07	Publicity	46
5.08	Taxes	46
5.09	Accounts Receivable	48
5.10	Tax Reporting Documentation	48
5.11	Restriction Agreements	48
5.12	Trade Name; Divestiture	49
ARTICLE VI		49
CONDITIONS PRECEDENT		49
6.01	Conditions to Each Party's Obligation	49
6.02	Conditions to Obligations of Buyer	49
6.03	Conditions to Obligations of the Domestic Seller Companies and the Principal	50
ARTICLE VII TERMINATION, EXPENSES, AMENDMENT, EXTENSION AND WAIVER		50
7.01	Termination	50
7.02	Expenses	51
7.03	Amendment	51
7.04	Extension; Waiver	51
ARTICLE VIII INDEMNIFICATION		51
8.01	Agreement to Indemnify	51
8.02	Survival of Indemnity	53
8.03	Additional Provisions	53
8.04	Claim Notice; Definitions; Third Party Claim Procedures	55
ARTICLE IX GENERAL PROVISIONS		56
9.01	Notices	56

9.02	Interpretation	57
9.03	Counterparts and Facsimile Signatures	57
9.04	Entire Agreement	58
9.05	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	58
9.06	Enforcement of Agreement	58
9.07	Severability	59
9.08	Assignment	59

EXHIBIT LIST

EXHIBIT A	Form of Indian Asset Purchase Agreement

EXHIBIT B	Form of Bill of Sale

EXHIBIT C	Form of Escrow Agreement

EXHIBIT D-1	Form of Stock Restriction and Non-Compete Agreement (Rupesh Agrawal)

EXHIBIT D-2	Form of Stock Restriction and Non-Compete Agreement (Other Wisconsin Residents)

EXHIBIT D-3	Form of Stock Restriction and Non-Compete Agreement (James S. Robertson)

EXHIBIT D-4	Form of Non-Compete Agreement (Steve Thallman)

EXHIBIT E	Form of Contractor Services Agreement

EXHIBIT F	Form of Confidentiality and Intellectual Property Assignment Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of December 18, 2014, by and among PERFICIENT, INC., a Delaware corporation ("Buyer"), ZEON SOLUTIONS INCORPORATED, a Wisconsin corporation ("ZSI"), GRAND RIVER INTERACTIVE LLC, a Michigan limited liability company ("GRI" and together with ZSI, the "Domestic Seller Companies" and individually, each a "Domestic Seller Company"), and RUPESH AGRAWAL (the "Principal").

The Seller Companies (as defined below) are engaged in the business of providing technology assessment and strategy services, content management services, product information management services, mobile services, analytics and measurement services, user experience and creative services, custom software development services, designing, configuring, developing and integrating e-commerce websites and performing ongoing services for those e-commerce websites including hosting services, search engine optimization, on-going digital strategy/marketing, and ongoing website maintenance to their respective customers (the "Business").

Buyer desires to purchase from each Domestic Seller Company, and each Domestic Seller Company desires to sell to Buyer, substantially all of such Domestic Seller Company's assets and properties used or held for use in connection with the Business, and in connection therewith, Buyer has agreed to assume certain of the liabilities of the Domestic Seller Companies relating to the Business, all on the terms and conditions set forth herein (the "Domestic Asset Acquisition").

Contemporaneously with the Domestic Asset Acquisition hereunder, Buyer shall cause its Affiliate, Perficient India Private Limited, an Indian private limited company ("Perficient India"), to enter into a separate Asset Purchase Agreement, substantially in the form of Exhibit A attached hereto (the "Indian Asset Purchase Agreement"), with Zeon Solutions Private Limited, an Indian private limited company and Affiliate of the Domestic Seller Companies ("ZSP" and together with the Domestic Seller Companies, the "Seller Companies" and individually, each a "Seller Company"), pursuant to which ZSP will sell, and Perficient India will purchase, certain of ZSP's assets and properties (exclusive of real property and certain other assets) used or held for use in connection with the Business (the "Indian Assets"), and Perficient India will agree to assume certain of the liabilities of ZSP relating to the Business (the "Indian Asset Acquisition" and together with the Domestic Asset Acquisition, the "Acquisition") for the Indian Asset Purchase Price.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
      1.01            Definitions.  As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

"Accounts Receivable" means any and all accounts receivable and notes receivable of or amounts owing or payable to a Seller Company, together with all completed but unbilled services related to such Seller Company's work in progress, all as of the Closing Date.
"Acquired Assets" has the meaning set forth in Section 2.01.
"Acquisition" has the meaning set forth in the Recitals.

"Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person and for the avoidance of doubt, the term "Affiliate" with respect to ZSI includes ZSP.
"Agreement" has the meaning set forth in the Preamble.
"Allocation Statement" has the meaning set forth in Section 2.09.
"Ancillary Agreements" means any agreements or arrangements to be entered into pursuant to the terms of this Agreement, including, without limitation, the Indian Asset Purchase Agreement, the Escrow Agreement, the Bill of Sale, each Restriction Agreement and the Indian License (together with any agreements or arrangements to be entered into pursuant to the terms of the same).
"Applicable Laws" means all laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or a Seller Company believes is reasonably likely to have, jurisdiction over such Seller Company or the Business, as they may be in effect on or prior to the Closing Date and including, for the avoidance of doubt and without limitation, so far as they relate to ZSP, all such laws, statutes, constitutions, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions and writs applicable in India.
"Arbitrating Accountant" has the meaning set forth in Section 2.08.
"Assets" means all the tangible and intangible assets owned, leased, or licensed by any Seller Company that are used or held for use in connection with the Business.
 "Assigned Contracts" has the meaning set forth in Section 2.01(d).
"Assigned Leases" has the meaning set forth in Section 2.01(b).
"Assigned Licenses" has the meaning set forth in Section 2.01(c).
"Assumed Liabilities" has the meaning set forth in Section 2.03(a).
"Backlog" means expected revenue committed under signed customer Contracts but not yet recognized as revenue under Seller Companies' GAAP applied consistently with the Seller Companies' past practices.
"Bill of Sale" means the Bill of Sale and Assignment and Assumption Agreement to be entered into by and between Buyer and each Domestic Seller Company, substantially in the form attached as Exhibit B hereto.
"Business" has the meaning set forth in the Recitals.
"business day" means a day other than Saturday or Sunday on which commercial banks are open for business in St. Louis, Missouri.

"Business Records" means any and all books related to the Business, as well as records, files, documentation, data or information of any Domestic Seller Company that have been or now are used in connection with the Business.
"Buyer" has the meaning set forth in the Preamble.
"Buyer Carved-Out Liabilities" has the meaning set forth in Section 8.01(b).
"Buyer Common Stock" means the Buyer's common stock, par value $0.001 per share.
"Buyer Disclosure Schedule" has the meaning set forth in ARTICLE IV.
"Buyer Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the business or financial condition of Buyer and the subsidiaries thereof, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Buyer Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) Buyer's compliance with the terms of this Agreement.
"Buyer Plans" has the meaning set forth in Section 5.04(b).
"Buyer Qualified Plan" has the meaning set forth in Section 5.04(c).
"Buyer SEC Filings" has the meaning set forth in Section 4.07.
"Buyer Stock Per Share Price" means the average closing sale price per share of Buyer Common Stock as reported on The Nasdaq Global Select Market for the 30 consecutive trading days ending on the date that is one trading day immediately preceding the measurement date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events). For the avoidance of doubt, the measurement date for the purposes of the Closing Stock Payment shall be the Closing Date, and the measurement date for the purposes of the Earnout Stock Payment shall be the date of payment of the Earnout Stock Payment.
"Buyer's GAAP" means United States generally accepted accounting principles as applied by Buyer as of the Closing Date.
"Charter Documents" has the meaning set forth in Section 3.01(a).
"Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise.  The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.
"Claim Notice" has the meaning set forth in Section 8.04(a).
"Closing" has the meaning set forth in Section 2.10(a).
"Closing Cash Payment" has the meaning set forth in Section 2.05(a).
"Closing Date" has the meaning set forth in Section 2.10(a).

"Closing Date Dispute Notice" has the meaning set forth in Section 2.06(b).
"Closing Date Statement" has the meaning set forth in Section 2.06(b).
"Closing Stock Payment" has the meaning set forth in Section 2.05(b).
"Code" means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.
"Commercially Reasonable Efforts" means the prompt, significant and diligent efforts that a prudent person desirous of achieving a result and having an incentive to and interest in achieving such result would use in similar circumstances to achieve that result as expeditiously as reasonably possible; provided, that in applying its Commercially Reasonable Efforts a party shall be required to expend only such resources as are commercially reasonable in the applicable circumstances.
"Competing Business" means any Person that offers or is demonstrably planning to offer Competitive Products or Services.
"Competitive Products or Services" means any products or services that are of a type or nature that are an alternative to, the same as, or similar to any products or services being offered, sold, provided, marketed, or actively developed (as evidenced by internal company documents and records, including e-mail) by Buyer or a Seller Company, any subsidiary or Affiliate of Buyer or a Seller Company, including, but not limited to, technology assessment and strategy services, content management services, product information management services, mobile services, analytics and measurement services, user experience and creative services, custom software development services, designing, configuring, developing and integrating e-commerce websites and performing ongoing services for those e-commerce websites including hosting services, search engine optimization, on-going digital strategy/marketing, and ongoing website maintenance.
"Confidential Information" has the meaning set forth in Section 3.20(g).
"Consents" means all consents and approvals of third parties or Governmental Entities, in each case that are necessary in order to transfer the Acquired Assets or the Indian Assets to Buyer or Perficient India, as the case may be, pursuant hereto or pursuant to the Ancillary Agreements and otherwise to consummate the transactions contemplated hereby or thereby.
"Continuing Domestic Employees" has the meaning set forth in Section 5.05.
"Continuing Domestic Independent Contractors" has the meaning set forth in Section 5.05.
"Continuing Employees" means the Continuing Domestic Employees and the Continuing Indian Employees.
"Continuing Independent Contractors" means the Continuing Domestic Independent Contractors and the Continuing Indian Independent Contractors.
"Continuing Indian Employees" means the "Continuing Employees" as defined in the Indian Asset Purchase Agreement.

"Continuing Indian Independent Contractors" means the "Continuing Independent Contractors" as defined in the Indian Asset Purchase Agreement.
"Contract" means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which a Seller Company is a party or by which a Seller Company, or any of their properties or assets, is bound.
"Covered Client" means any of Buyer's, any subsidiary or Affiliate of Buyer's, a Seller Company's or any subsidiary or Affiliate of a Seller Company's clients.
"Current Assets" means the sum of (i) Accounts Receivable (net of allowances for doubtful accounts), and (ii) prepaid expense assets, deposits and other current assets that are owned by the Seller Companies or to which they are entitled as of the Closing Date.
"Current Employee Benefit Plan" means each Employee Benefit Plan that is currently sponsored, maintained, contributed to, or agreed to by a Seller Company or any ERISA Affiliate or under which a Seller Company or any ERISA Affiliate has any current or future obligations.
"Damages" means any and all judgments, losses, charges, Taxes, penalties and fees, costs and expenses (including reasonable attorneys' fees and expenses) sustained, suffered or incurred by an Indemnified Party in connection with, or related to, any matter which is the subject of the indemnification provisions hereof, including all claims, demands, suits and proceedings in connection therewith, subject to the limitations on indemnification set forth in Section 8.02 and Section 8.03.  "Damages" shall not include any incidental, consequential, indirect, special or punitive damages.
"Determination" has the meaning set forth in Section 2.09.
"Domestic Asset Acquisition" has the meaning set forth in the Recitals.
"Domestic Asset Purchase Price" has the meaning set forth in Section 2.05.
"Domestic Seller Companies Disclosure Schedule" has the meaning set forth in ARTICLE III.
"Domestic Seller Companies Warranty Liabilities" has the meaning set forth in Section 2.03(a)(iii).
"Domestic Seller Company" or "Domestic Seller Companies" has the meaning set forth in the Preamble.
"Draft Allocation Statement" has the meaning set forth in Section 2.09.
"Earnout" has the meaning set forth in Section 2.07(a).
"Earnout Dispute Notice" has the meaning set forth in Section 2.07(b).
"Earnout Payment" has the meaning set forth in Section 2.07(a).
"Earnout Period" has the meaning set forth in Section 2.07(a).

"Earnout Period Revenue" means the revenue recognized in accordance with Buyer's GAAP by the Seller Companies Business Unit during the Earnout Period.
"Earnout Statement" has the meaning set forth in Section 2.07(b).
"Earnout Stock Payment" has the meaning set forth in Section 2.07(c).
"Employee Benefit Plan" means (i) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (ii) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (iii) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), (iv) any Employee Welfare Benefit Plan or fringe benefit plan or program, (v) any profit sharing, bonus, stock option, stock purchase, stock appreciation rights, phantom stock plan or agreement, consulting, employment, severance or incentive plan, agreement or arrangement, including with respect to ZSP, any provident fund, gratuity, superannuation, family pension and other pension plan, deferred compensation, consultant, bonus or group insurances contract, leave encashment plan or other incentive or welfare plan, agreement or arrangement (including those required to be made statutorily and/or contractually), or (vi) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave that is sponsored, maintained or contributed to by a Seller Company or any ERISA Affiliate for the benefit of the employees, former employees, independent contractors or agents of a Seller Company or any ERISA Affiliate or has been so sponsored, maintained or contributed to at any time within six years prior to the Closing Date.  The term Employee Benefit Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement, and for which no Seller Company has present or potential liability.
"Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.
"Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.
"Employment Laws" means all Applicable Laws respecting employment and/or employment practices, terms and conditions of employment, payment or non-payment of wages and other compensation, affirmative action, working conditions, labor unions, and payment, non-payment, and/or provision of employee benefits, including, without limitation, the Worker Adjustment and Retraining Notifications Act, Immigration and Nationality Act, Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Americans with Disabilities Act, Age Discrimination in Employment Act, Racketeer Influenced and Corrupt Organizations Act, Foreign Corrupt Practices Act, 18 U.S.C. §1341 et seq. (provisions relating to honest services mail and wire fraud), Rehabilitations Act of 1973, ERISA, National Labor Relations Act, and the Occupational Safety and Health Act.
"Encumbrances" means any and all restrictions on or conditions to transfer or assignment, claims, liens, pledges, security interests, deeds of trust, tenancies, other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, rights of first refusal, defects in title, encroachments, mortgages, restrictions, and other burdens, options, or encumbrances of any kind, whether accrued, absolute, contingent or otherwise affecting the Acquired Assets or the Indian Assets.
"Environmental Laws" means all Applicable Laws relating or pertaining to the public health and safety or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, without limitation, (i) the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., as amended, (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended, (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, (vi) the Emergency Planning and Community Right To Know Act, 15 U.S.C. § 2601 et seq., as amended, and (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any entity that would be considered a single employer with a Seller Company within the meaning of Section 414 of the Code.
"Escrow Agent" means U.S. Bank National Association.
"Escrow Agreement" means the Escrow Agreement to be entered into among Buyer, the Domestic Seller Companies and the Escrow Agent, substantially in the form attached hereto as Exhibit C.
"Escrow Payment" has the meaning set forth in Section 2.05(c).
"Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.06(a).
"Estimated Net Working Capital" has the meaning set forth in Section 2.06(a).
"Estimated Statement" has the meaning set forth in Section 2.06(a).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Excluded Assets" has the meaning set forth in Section 2.02.
"Excluded Contracts" has the meaning set forth in Section 2.02(b).
"Excluded Liabilities" has the meaning set forth in Section 2.03(b).
"Financial Statements" has the meaning set forth in Section 3.07(a).
"Fraud" means a false representation or warranty under ARTICLE III or ARTICLE IV of this Agreement that is made or done intentionally and knowingly and with the intent to deceive, by any party to this Agreement and that is reasonably relied upon by another party to this Agreement.
"Governmental Entity" means any national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
"GRI" has the meaning set forth in the Preamble.
"Hazardous Material" means any substance regulated or as to which liability might arise under any applicable Environmental Law and including, without limitation: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of "hazardous substance," "hazardous material," "hazardous waste," "solid waste," "toxic waste," "extremely hazardous substance," "toxic substance," "contaminant," "pollutant," or words of similar meaning or import found in any applicable Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

"Holdback Amount" has the meaning set forth in Section 2.06(a).
"include," "includes" and "including" have the meanings set forth in Section 9.02.
"Indebtedness" without duplication, means (i) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Seller Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (ii) all deferred indebtedness of a Seller Company for the payment of the purchase price of property or assets purchased, (iii) all obligations of a Seller Company to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with Seller Companies' GAAP, (iv) any outstanding reimbursement obligation of a Seller Company with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of a Seller Company, (v) any payment obligation of a Seller Company under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all indebtedness for borrowed money secured by any Encumbrance existing on property owned by a Seller Company, whether or not indebtedness secured thereby shall have been assumed, (vii) all guaranties, endorsements, assumptions and other contingent obligations of a Seller Company in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others, and (viii) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements regardless if any of such are actually paid.
"Indemnified Party" means a party (or its successor) who is entitled to indemnification from a party hereto pursuant to ARTICLE VIII.
"Indemnifying Party" means a party (or its successor) hereto who is required to provide indemnification under ARTICLE VIII to another party.
"Indian Assets" has the meaning set forth in the Recitals.
"Indian Asset Acquisition" has the meaning set forth in the Recitals.
"Indian Asset Purchase Agreement" has the meaning set forth in the Recitals.
"Indian Asset Purchase Price" means an amount in cash (expressed in U.S. Dollars) equal to: (a) INR 276,500,000 divided by (b) the INR/USD exchange rate for the business day immediately prior to the Closing Date as determined by reference to the OANDA average bid for the business day immediately prior to the Closing Date.
"Indian Assumed Liabilities" means the "Assumed Liabilities" as defined in the Indian Asset Purchase Agreement.
"Indian License" means the "Property License" as defined in the Indian Asset Purchase Agreement.

"Intellectual Property" means any or all of the following and all rights in, arising out of or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, rights in technology, technical data and customer lists and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all rights in software; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all maskworks and any registrations and applications therefor throughout the world; (vii) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.
"Intellectual Property Rights" means any and all rights to Intellectual Property owned or licensed by a Seller Company and used in connection with the operation of the Business.
"Leased Real Property" has the meaning set forth in Section 3.18.
"Liabilities" means any direct or indirect liability, indebtedness, obligation, guarantee or endorsement, whether known or unknown, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due, or whether liquidated or unliquidated, of a Seller Company.
"Licensed Software" has the meaning set forth in Section 3.20(b).
"Martell Claim" means any claim by Brad Martell, or any Affiliate of his, including, but not limited to, any claim based upon, resulting from or arising out of: (a) his or its affiliation with any of the Seller Companies including, but not limited to, as a manager, director, officer, employee or other position with any of the Seller Companies, (b) his or its  ownership of equity interests or other beneficial interests in any of the Seller Companies, or (c) any Contract between him or it, on the one hand, and any of the Seller Companies, on the other hand, unless such Contract is an Assigned Contract hereunder and such claim relates to conduct arising after the Closing Date.
"Material Contract" means any of the following:
(i)
Any Contract that requires future expenditures by a Seller Company in excess of $50,000 (or the equivalent thereof in any other applicable jurisdictions) or that might result in payments to a Seller Company in excess of $50,000 (or the equivalent thereof in any other applicable jurisdictions);

(ii)	Any Contract to which a Seller Company is a party that is not terminable without penalty on notice of 60 days or less;
(iii)	Each lease agreement and each Contract or other right pursuant to which a Seller Company uses or possesses any Personal Property (other than Personal Property owned by such Seller Company);
(iv)
Any Contract with any ZSI Interest Holder, the Principal, a director or officer of a Seller Company, or any Affiliate of any of such Persons, including any Contract providing for the furnishing of services by, rental of real or Personal Property from, or otherwise requiring payments to, any such Person;

(v)	Any Contract relating to the Intellectual Property of a Seller Company, any Third Party Intellectual Property Rights or any Confidential Information;
(vi)
Any Contract containing any covenant (x) limiting the right of a Seller Company to engage in any line of business, to make use of any Intellectual Property, Third Party Intellectual Property Rights or any Confidential Information or to compete with any Person in any line of business, (y) granting any exclusive distribution or supply rights or (z) otherwise having an adverse effect on the rights of a Seller Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(vii)
Any Contract between a Seller Company and any current or former employee, consultant or director of a Seller Company pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement (whether alone or upon the occurrence of any additional or subsequent events);

(viii)	Any Contract that requires a consent to assignment, change of control, merger or an assignment by operation of law, either before or after the Closing Date; or
(ix)	Any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a Seller Companies Material Adverse Effect.
"Multiemployer Plan" has the meaning set forth in Section 3(37) of ERISA.
"Net Working Capital" means the amount, calculated in accordance with Buyer's GAAP,  equal to (i)  all prepaid expense assets and Accounts Receivable net of allowance for doubtful accounts and returns of the Seller Companies, less (ii)  all Assumed Liabilities and the Indian Assumed Liabilities reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable, in each case eliminating all intercompany balances by and among the Seller Companies.
"Net Working Capital Threshold Amount" means Two Million Four Hundred Fifty-Three Thousand Five Hundred Twenty-One ($2,453,521).
"Non-Compete Period" means the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date.
"Non-Control Party" has the meaning set forth in Section 8.04(b).
"Owned Real Property" has the meaning set forth in Section 3.18.
"Owned Software" has the meaning set forth in Section 3.20(b).
"PBGC" means the Pension Benefit Guaranty Corporation.
"Perficient India" has the meaning set forth in the Recitals.
"Periodic Taxes" has the meaning set forth in Section 5.08(a).
"Permits" means all licenses, permits, authorizations, certificates, franchises, variances, waivers, consents and other approvals from any Governmental Entity relating to the operation of the Business.

"Permitted Encumbrances" means (i) any Encumbrance for current Taxes that are not yet due or payable, (ii) any Encumbrance for Tax assessments and other charges or claims with respect to Taxes that are due and payable and the validity of which are being contested in good faith by appropriate proceedings (as described on Schedule 3.05) and for which adequate reserves have been established by the Seller Companies in accordance with Seller Companies' GAAP, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances does not materially impair the value of the property subject to such Encumbrance or the use of such property in the conduct of the Business, (iv) mechanics' and materialmen's liens incurred in the ordinary course of business, (v) statutory liens of landlords' and workmen's, repairmen's, warehousemen's and carriers' liens and other similar Encumbrances arising in the ordinary course of business, (vi) requirements incurred or other Encumbrances relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security, and other similar statutory requirements, (vii) Encumbrances constituted by the terms of any Assigned Contract, (viii) Encumbrances, deposits or pledges to secure the performance of bids, tenders, Contracts (other than Contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business, (ix) judgment and other similar Encumbrances arising in connection with court proceedings, provided the execution or other enforcement of such Encumbrance is effectively stayed and the claim secured thereby is being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established by the Seller Companies in accordance with Seller Companies' GAAP, (x) easements, rights-of-way, restrictions and other similar Encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by any of the Seller Companies of the Acquired Assets or the Indian Assets, as the case may be, encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto, (xi) any statutory liens based on any alleged failure to comply with any Plant Closing Law, (xii) any Encumbrances that will be terminated pursuant to payoff letters reasonably satisfactory to Buyer, or (xiii) any Encumbrances listed on Schedule 3.05.
"Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.
"Personal Property" means all of the machinery, equipment, computer hardware, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible personal property that is owned or leased by a Seller Company and used or held for use in the operation of the Business.
"Plant Closing Laws" means the Worker Adjustment Retaining Notification Act of 1988, as amended, and any other state, local or other plant-closing or similar law.
"Post-Closing Period" has the meaning set forth in Section 5.08(e).
"Pre-Closing Period" has the meaning set forth in Section 5.08(e).
"Pre-Closing Taxes" has the meaning set forth in Section 5.08(b).
"Principal" has the meaning set forth in the Preamble.
"Prospective Client" means any Person that: (i) Buyer, any subsidiary or Affiliate of Buyer, a Seller Company or any subsidiary or Affiliate of a Seller Company has spent time and resources courting or developing as a potential user of Buyer's, any subsidiary or Affiliate of Buyer's, a Seller Company's or any subsidiary or Affiliate of a Seller Company's Competitive Products or Services as evidenced by internal company documents and records (including e-mail); or (ii) has entered into specific discussions with Buyer, any subsidiary or Affiliate of Buyer, a Seller Company or any subsidiary or Affiliate of a Seller Company regarding Buyer, any subsidiary or Affiliate of Buyer, a Seller Company or any subsidiary or Affiliate of a Seller Company potentially providing its services or products to the Person.

"Purchaser Indemnification Basket" has the meaning set forth in Section 8.01(a).
"Purchaser Indemnitee" and "Purchaser Indemnitees" have the meaning set forth in Section 8.01(a).
"Real Property" has the meaning set forth in Section 3.18.
"Related Party Transactions" has the meaning set forth in Section 3.21.
"Restricted Area" means any geographic market: (i) in which a Seller Company or any subsidiary or Affiliate of a Seller Company conducts any material portion of the Business; and/or (ii) in which Buyer or any of a subsidiary thereof or Affiliates are conducting business or actively pursuing a material amount of business during the Non-Compete Period as evidenced by definite and demonstrable actions by Buyer or any such subsidiary or Affiliate with respect to the area (e.g., contacting Covered Clients or Prospective Clients to solicit material business opportunities, contacting suppliers or vendors regarding material business opportunities, actively conducting feasibility research of the area, etc.).
"Restriction Agreement" means the Stock Restriction and Non-Compete Agreements, substantially in the forms attached hereto as Exhibits D-1, D-2, and D-3, and the Non-Compete Agreement, substantially in the form attached hereto as Exhibit D-4.
"SEC" means the United States Securities and Exchange Commission.
"Securities Act" means the Securities Act of 1933, as amended.
"Seller Company" or "Seller Companies" have the meanings set forth in the Recitals.
"Seller Companies Business Unit" shall mean Buyer's business unit encompassing the Acquired Assets, the Indian Assets, the Continuing Employees and the Continuing Independent Contractors.
"Seller Companies Carved-Out Liabilities" has the meaning set forth in Section 8.01(a).
"Seller Companies EBITDA" means the net income of the Seller Companies Business Unit calculated in accordance with Buyer's GAAP for the Earnout Period before the calculation and deduction of the following expenses during such period: (a) income tax expense (including reserves for deferred income taxes); (b) gross interest income and expense; (c) depreciation expense; and (d) amortization expense.  In determining Seller Companies EBITDA: (i) Seller Companies EBITDA shall be computed without regard to "extraordinary items" of gain or loss as that term shall be defined by Buyer's GAAP; (ii) Seller Companies EBITDA shall not include any gains, losses or profits realized from the sale of any assets in accordance with Buyer's GAAP and other than in the ordinary course of business; (iii) no deduction shall be made for any management fees or general overhead expenses (including, without limitation, shared services for software, servers, in-house IT support and equipment, general business insurance and recruiters) or other general intercompany charges, of whatever kind or nature, charged by Buyer or its Affiliates to the Seller Companies Business Unit; provided, however, that the Seller Companies Business Unit shall be charged for a back office support expense equal to 1.5% of the Earnout Period Revenue and direct expenses incurred directly for the benefit of the Seller Companies Business Unit, including, without limitation, bad debt expense for uncollected Seller Companies Business Unit accounts receivable, the cost of benefits provided to Seller Companies Business Unit employees (provided such benefits are substantially equivalent to, and not in excess of, the benefits received by the employees of Buyer or its Affiliates), the recruiting placement bonuses paid to Buyer recruiters or fees paid to outside recruiters in connection with hiring new employees for the Seller Companies Business Unit, and the hourly fully-burdened cost of any consultants, including actual payroll costs and benefits, provided by Buyer or its Affiliates to the Seller Companies Business Unit but the revenues derived from such consultants while so provided shall be allocated to the Seller Companies Business Unit; (iv) no deduction shall be made for any transaction expenses arising out of this Agreement including, without limitation, legal, accounting or refinancing fees and expenses; and (v) all intercompany balances by and among the Seller Companies shall be eliminated. Notwithstanding the immediately preceding sentence, in the event that any bad debt expense is incurred by the Seller Companies Business Unit during the Earnout Period such bad debt expense will be reduced for Seller Companies EBITDA calculation purposes by the amount, if any, of the associated accounts receivable that is actually collected by Buyer prior to 90 days after the end of the Earnout Period.

"Seller Companies' GAAP" means the accounting principles as consistently applied by the Seller Companies, which accounting principles are in accordance with United States generally accepted accounting principles, except as set forth on Schedule 3.07(a).
"Seller Companies Indemnification Basket" has the meaning set forth in Section 8.01(b).
"Seller Companies Indemnitee" and "Seller Companies Indemnitees" have the meanings set forth in Section 8.01(b).
"Seller Companies Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the Acquired Assets, the Indian Assets or the Business (including, for the avoidance of doubt, the Business as carried on by any of the Seller Companies), taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or be taken into account in determining a Seller Companies Material Adverse Effect:  any event, circumstance, change or effect that results from (i) changes affecting the economy generally, (ii) the public announcement or pending nature of this Agreement and the transactions contemplated hereunder, or (iii) each of the Domestic Seller Companies' compliance with the terms of this Agreement and ZSP's compliance with the terms of the Indian Asset Purchase Agreement.
"Software" has the meaning set forth in Section 3.20(b).
"Straddle Period" has the meaning set forth in Section 5.08(e).
"Tax" and "Taxes" means (A) all taxes that are measured by net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, lease, service, service use, withholding, employment, payroll, earnings, net worth, unemployment insurance, Social Security, Medicare, excise, severance, transfer, value added, documentary, mortgage, registration, stamp, occupation, real or personal property, environmental, premium, property, windfall profits, customs, duties and other taxes, fees, levies, assessments or charges of any kind whatsoever, together with any interest, penalties, fines and other additions with respect thereto, imposed by any federal, territorial, state, provincial, local or foreign government (including, without limitation, any such Taxes (or the equivalent thereof) imposed by a Governmental Authority of India so far as they relate to ZSP); and (B) any penalties, interest, fines or other additions to tax for the failure to collect, withhold, or pay over any of the foregoing, or to accurately file any Tax Return in any jurisdiction; and the term "Tax" shall mean any one of the foregoing Taxes (including, without limitation, any obligation in connection with a duty to collect, withhold or pay over any Tax, any obligation to contribute to the payment of any Taxes determined on a consolidated, combined, or unitary basis, any liability as a transferee, or any liability as a result of any express or implied obligation to indemnify or pay the Tax obligations of another person).

"Tax Authority" means any entity, body, instrumentality, division, bureau or department of any federal, state or local or any foreign Governmental Entity, or any agent thereof (third-party or otherwise), legally authorized to assess, lien, levy or otherwise collect, litigate or administer Taxes.
"Tax Reporting Documentation" has the meaning set forth in Section 5.10.
"Tax Returns" means collectively but without limitation, (A) all reports, declarations, filings, questionnaires, estimates, returns, information statements, notices, computations, elections, claims, disclaimers, registrations and similar documents relating to, or required to be filed under Applicable Laws in any jurisdiction in respect of any Taxes, including, without limitation, any amendments thereof; and (B) any statements, returns, reports, or similar documents required to be filed pursuant to Part III of Subchapter A of Chapter 61 of the Code or pursuant to any similar income, excise or other tax provision of federal, territorial, state, provincial, local or foreign law, including, without limitation, any amendments thereof; and the term "Tax Return" means any one of the foregoing Tax Returns.
"Third Party Claim" means any claim, action, suit, proceeding, investigation or like matter which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.
"Third Party Intellectual Property Rights" means all third party patents, trademarks or copyrights, including rights in Licensed Software.
"to the knowledge of the Domestic Seller Companies" has the meaning set forth in ARTICLE III.
"Total Purchase Price" means the sum of the Domestic Asset Purchase Price and the Indian Asset Purchase Price.
"Transfer Taxes" has the meaning set forth in Section 5.08(a).
"Upfront Purchase Price" means the sum of the Indian Asset Purchase Price, the Closing Cash Payment, the Closing Stock Payment and the Escrow Payment.
"without limitation" has the meaning set forth in Section 9.02.
"Workers' Compensation Acts" means Applicable Laws that provide for awards to employees and their dependents for employment-related accidents and diseases.
"ZSI" has the meaning set forth in the Preamble.
"ZSI Interest Holders" has the meaning set forth in Section 5.04(b).
"ZSP" has the meaning set forth in the Recitals.

ARTICLE II
SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES
       2.01            Agreement to Sell and Buy.  Subject to the terms and conditions set forth in this Agreement, each Domestic Seller Company shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of such Domestic Seller Company's right, title and interest in and to all of its Assets against receipt by such Domestic Seller Company of the Domestic Asset Purchase Price, except the Excluded Assets set forth in Section 2.02 (the "Acquired Assets"), free and clear of all Encumbrances other than Permitted Encumbrances.  The Acquired Assets include the following Assets of each Domestic Seller Company:

(a)            All Current Assets;

(b)            All Personal Property as listed on Schedule 2.01(b), including all rights and benefits of such Domestic Seller Company under the lease agreements for the Leased Real Property listed on Schedule 3.18 (the "Assigned Leases");

(c)            All Intellectual Property Rights, including to the extent transferable, all rights and benefits of such Domestic Seller Company under the license agreements included on Schedule 3.20(c) (the "Assigned Licenses");

(d)            To the extent transferable, all rights and benefits of such Domestic Seller Company under the Contracts listed on Schedule 3.04(b) (together with the Assigned Leases and Assigned Licenses, the "Assigned Contracts");

(e)            To the extent transferable, all Permits;

(f)            All Choses in Action, except as identified in Section 2.02;

(g)            All Business Records in such Domestic Seller Company's control or possession, except as identified in Section 2.02; and

(h)            All other intangible assets, including goodwill.

      2.02            Excluded Assets.  Notwithstanding anything contained in this Agreement to the contrary, each Domestic Seller Company shall retain all of its right, title and interest in and to, and Buyer shall not acquire any right, title or interest in any of the following Assets or rights of such Domestic Seller Company (the "Excluded Assets"):

(a)            All cash and cash equivalents as of the Closing Date;

(b)            All rights and benefits under any Contracts other than the Assigned Contracts, including, without limitation, the Contracts listed on Schedule 2.02 (the "Excluded Contracts");

(c)            All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

(d)            All claims for refund of Taxes and other governmental charges of whatever nature related thereto and all reserves or accounts for accrued and unpaid Taxes with respect to such Domestic Seller Company, provided that any such claim for refund, reserve or account is not included in Net Working Capital;

(e)            All Choses in Action listed on Schedule 2.02 and all Choses in Action, if any, relating to any of the other assets listed on Schedule 2.02 or any of the Excluded Liabilities;

(f)            All Business Records relating solely to: (i) internal corporate matters of such Domestic Seller Company or its shareholders or members, as the case may be (including any minute books and ownership records); (ii) personnel records and other records that such Domestic Seller Company is required to retain, provided that, if requested by Buyer, Buyer is provided with a true and complete copy of all such records to the extent that they relate to the Continuing Domestic Employees employed by such Domestic Seller Company; (iii) accounting records of such Domestic Seller Company, provided that Buyer is provided with a true and complete copy of all such accounting records to the extent such records relate to the Business; (iv) Taxes of such Domestic Seller Company, including Tax Returns as well as any books, records and information relating thereto; or (v) any of the other assets listed on Schedule 2.02;

(g)            All Personal Property, if any, identified on Schedule 2.02;

(h)            All prepaid expense assets and cash surrender values relating to such Domestic Seller Company's insurance policies, to the extent not included in Net Working Capital and as identified on Schedule 2.02;

(i)            All rights of such Domestic Seller Company under, including Choses in Action of such Domestic Seller Company relating to, this Agreement or the Ancillary Agreements, and all consideration payable to such Domestic Seller Company pursuant to this Agreement;

(j)            With respect to ZSI, all equity interests in ZSP and GRI held by ZSI; and

(k)            Any insurance policies of such Domestic Seller Company, including the right to receive insurance proceeds and any cash surrender value.

        2.03            Assumption of Liabilities.

(a)            As of the Closing Date, Buyer shall assume and pay, perform and discharge in a timely manner according to their terms only the following Liabilities of each Domestic Seller Company (the "Assumed Liabilities"):

(i)            Liabilities arising under the Assigned Contracts from and after the Closing Date;

(ii)            Liabilities set forth on the Estimated Statement, as revised by the Closing Date Statement, including, without limitation, trade account payables, payroll, accrued vacation pay or other paid time off obligations, 401(k) matching contributions and other accruals and other current Liabilities arising in the ordinary course of business that remain unpaid at and are not delinquent as of the Closing Date;

(iii)            Liabilities related to any warranty claims by such Domestic Seller Company's customers with respect to work performed or Software licensed by such Domestic Seller Company prior to the Closing Date pursuant to any of the Assigned Contracts ("Domestic Seller Companies Warranty Liabilities"), subject to the Buyer's rights under ARTICLE VIII hereof;

(iv)            Liabilities related to Continuing Domestic Employees set forth in Section 5.06;

(v)            Liabilities for Periodic Taxes made payable by Buyer pursuant to Section 5.06 for Taxes with respect to the Acquired Assets for any Post-Closing Period and, with respect to Straddle Periods, that are allocable pursuant to Section 5.06 to the portion of such period beginning on the Closing Date;

(vi)            Liabilities under any Plant Closing Law that arise out of actions by Buyer after the Closing Date or a breach of this Agreement by Buyer; and

(vii)            Other Liabilities, if any, listed on Schedule 2.03(a).

(b)            Notwithstanding anything contained in this Agreement to the contrary, except as expressly set forth in Section 2.03(a) above, Buyer shall not assume or become liable or obligated in any way, and each Domestic Seller Company shall retain and remain solely liable for and obligated to pay, perform and discharge all Liabilities of such Domestic Seller Company, including all of the following (collectively, the "Excluded Liabilities"):

(i)            Liabilities under any Excluded Contracts;

(ii)            Except Domestic Seller Company Warranty Liabilities, Liabilities arising under any Assigned Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date;

(iii)            Any forfeiture, claim or pending litigation or proceeding relating to the Business prior to the Closing Date;

(iv)            Except as set forth in Section 5.06, any Liabilities under any Employee Benefit Plan, including, without limitation, any obligation of such Domestic Seller Company to any persons under so-called phantom stock or interest plans, including, but not limited to, the Zeon Solutions Incorporated 2011 Phantom Stock Plan;

(v)            Any Liabilities for severance payments or other payments incurred as a result of the termination of the employment of any employee or independent contractor of such Domestic Seller Company who is not a Continuing Domestic Employee or Continuing Domestic Independent Contractor;

(vi)            Any Liabilities for Taxes (A) of such Domestic Seller Company for all taxable periods or portions thereof ending on or before the day immediately prior to the Closing Date, other than such Taxes as are made payable by Buyer pursuant to Section 5.08, (B) which may be applicable to the Business or the Acquired Assets for any taxable period or portion thereof ending on or before the day immediately prior to the Closing Date and for any taxable period beginning before and ending after the Closing Date to the extent allocable pursuant to Section 5.08 to the portion of such taxable period ending on the day immediately prior to the Closing Date, (C) of such Domestic Seller Company for Taxes arising in connection with the consummation of the transactions contemplated hereby, other than such Taxes as are made payable by Buyer pursuant to Section 5.08 or (D) for which such Domestic Seller Company is responsible pursuant to Section 5.08; and

(vii)            Any Liability of such Domestic Seller Company incurred as a result of legal proceedings set forth on Schedule 3.11.

      2.04            Deemed Assignment of Contracts; Cooperation.  Neither this Agreement nor any actions taken hereunder shall constitute an assignment or an agreement to assign any Assigned Contract that requires the consent of any third party (or provides that the same shall be nonassignable) if such assignment or attempted assignment would constitute a breach thereof or result in a loss or diminution thereof. To the extent that any such consent is not obtained on or before the Closing Date, the applicable Domestic Seller Company and Buyer agree to use Commercially Reasonable Efforts to establish a reasonable arrangement designed to provide Buyer with the benefits and burdens of any such Assigned Contracts, including appointing Buyer to act as its agent to perform all of such Domestic Seller Company's obligations under such Assigned Contracts and to collect and promptly remit to Buyer all compensation received by such Domestic Seller Company pursuant to such Assigned Contracts and, at Buyer's expense, to enforce, for the account and benefit of Buyer, any and all rights of such Domestic Seller Company against any other Person arising out of the breach or cancellation of such Assigned Contract by such other Person or otherwise (any and all of which arrangements shall constitute, as between the parties hereto, a deemed assignment or transfer); and provided, further, that Buyer shall undertake to timely pay and satisfy all corresponding Liabilities under the terms of any such Assigned Contract to the extent that Buyer would have been responsible therefor if such consent or approval had been obtained on or before the Closing Date, and such Liability shall be deemed an Assumed Liability for all purposes of this Agreement; and, provided further, that Closing shall not be delayed or upheld if the consent of a third party with respect to an Assigned Contract has not been obtained if such Domestic Seller Company and Buyer have otherwise complied with the terms of this Section 2.04.

      2.05            Domestic Asset Purchase Price and Related Matters.  In consideration of the sale and transfer of all of each Domestic Seller Company's right, title and interest in the Acquired Assets, Buyer shall assume the Assumed Liabilities and shall pay to the Domestic Seller Companies an aggregate purchase price equal to the Closing Cash Payment, the Closing Stock Payment, the Escrow Payment and the Earnout Payment (collectively, the "Domestic Asset Purchase Price"), as follows:

(a)            The "Closing Cash Payment" shall be a cash payment in an amount equal to: (i) $22,341,027 less (ii) the Indian Asset Purchase Price, subject to adjustment pursuant to Section 2.06 below.  Buyer shall pay the Closing Cash Payment to the Domestic Seller Companies at Closing by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by the Domestic Seller Companies prior to the Closing Date, and the Domestic Seller Companies shall transfer the Closing Cash Payment to the ZSI Interest Holders in the amounts, set forth on Schedule 2.05(a);

(b)            The "Closing Stock Payment" shall consist of one or more certificates or book entries on the books of Buyer or its agent in the name of one or more of the Domestic Seller Companies evidencing an aggregate number of shares of Buyer Common Stock equal to $8,042,770 divided by the Buyer Stock Per Share Price as of the Closing Date;

(c)            The "Escrow Payment" shall consist of one or more certificates in the name of one or more Domestic Seller Companies evidencing an aggregate number of shares of Buyer Common Stock equal to $5,361,847 divided by the Buyer Stock Per Share Price as of the Closing Date. On the Closing Date, Buyer shall deposit the Escrow Payment into escrow for and on behalf of the Domestic Seller Companies. The Escrow Payment shall be held in escrow for a period of one year from the Closing Date, subject to the provisions of ARTICLE VIII hereof, pursuant to the terms and subject to the conditions set forth in the Escrow Agreement; and

(d)            The Earnout Payment, as determined pursuant to Section 2.07 below.

2.06            Adjustment of Closing Cash Payment.

(a)            Prior to the Closing Date, the Domestic Seller Companies have prepared and delivered to Buyer (i) an estimated balance sheet of the Seller Companies, taken as a whole, as of the close of business on the day immediately prior to the Closing Date, together with supporting or back-up schedules and documentation reasonably requested by Buyer (the "Estimated Closing Date Balance Sheet") and (ii) a calculation and statement of their estimated Net Working Capital as of the close of business on the day immediately prior to the Closing Date calculated from the Estimated Closing Date Balance Sheet (the "Estimated Statement").  The Domestic Seller Companies prepared the Estimated Closing Date Balance Sheet and Estimated Statement in good faith and all assets, liabilities and other amounts included on the Estimated Closing Date Balance Sheet and Estimated Statement were determined in accordance with Buyer's GAAP subject to Buyer's good faith review and reasonable satisfaction.  If the Net Working Capital set forth on the Estimated Statement (the "Estimated Net Working Capital") is less than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be reduced by the amount of such deficiency.  If the Estimated Net Working Capital is more than the Net Working Capital Threshold Amount, then the Closing Cash Payment will be increased by the amount of such excess, provided that such amount (the "Holdback Amount") shall be held back by Buyer until such time as the Net Working Capital is finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08.

(b)            As soon as practicable, but in no event later than 120 days following the Closing Date, Buyer will prepare and deliver to the Domestic Seller Companies a calculation and statement of the Net Working Capital as of the close of business on the day immediately prior to the Closing Date (the "Closing Date Statement").  Buyer will prepare the Closing Date Statement in good faith and all assets, liabilities and other amounts included on the Closing Date Statement shall be determined in accordance with Buyer's GAAP.  To the extent the Closing Date Statement varies from the Estimated Statement, Buyer will furnish the Domestic Seller Companies with the Closing Date Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such variances.  Each of the Domestic Seller Companies agrees to cooperate with Buyer in the preparation of the Closing Date Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Closing Date Statement, the Domestic Seller Companies shall be granted reasonable access by Buyer to the books, records and personnel of Buyer and the Business responsible for the preparation of the Closing Date Statement for purposes of verifying the accuracy of the calculation and statement of Net Working Capital in the Closing Date Statement.  The Domestic Seller Companies may submit to Buyer, not later than 30 days from the receipt of the Closing Date Statement from Buyer, a list of any components of the Closing Date Statement with which the Domestic Seller Companies disagree, if any (a "Closing Date Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.08.  If the Domestic Seller Companies do not issue a Closing Date Dispute Notice prior to such date, the Closing Date Statement, as supplied to the Domestic Seller Companies, shall be deemed to have been accepted and agreed to by each of the Domestic Seller Companies, and shall be final and binding on the parties to this Agreement.

(c)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable, is less than the Estimated Net Working Capital, then the amount of such deficiency shall be released promptly from the Holdback Amount, if any, and paid to Buyer.  If the amount of such deficiency owed to Buyer is less than the Holdback Amount, the remaining balance of the Holdback Amount shall be distributed to the Domestic Seller Companies.  In the event that the Holdback Amount, if any, is insufficient to satisfy the amount of such deficiency, the Domestic Seller Companies shall immediately tender to Buyer, in cash, an amount equal to such deficiency or Buyer may elect, in its sole discretion, to claim any remaining deficiency as Damages pursuant to Section 8.01.  If Buyer so elects, the Domestic Seller Companies and Buyer covenant and agree to jointly instruct the Escrow Agent in writing as soon as reasonably practicable after the final determination of the Net Working Capital to make any disbursement required by this Section 2.06.

(d)            If the Net Working Capital, as finally determined based upon the Closing Date Statement or pursuant to the procedures set forth in Section 2.08, as applicable, is greater than the Estimated Net Working Capital, then Buyer shall release the Holdback Amount, if any, and the Closing Cash Payment will be further increased by the amount, if any, by which (i) the Net Working Capital less the Estimated Net Working Capital exceeds (ii) the Holdback Amount, and Buyer shall promptly pay such excess, if any, to the Domestic Seller Companies by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Buyer by the Domestic Seller Companies.

(e)            The parties agree that any adjustment set forth in this Section 2.06 or Section 2.08 shall be deemed solely an adjustment to the Domestic Asset Purchase Price.

2.07            Earnout Payment

(a)            Buyer shall pay to the Domestic Seller Companies as an additional part of the Domestic Asset Purchase Price the amount (the "Earnout Payment") equal to the product of (i) 7.00, multiplied by (ii) the amount by which Seller Companies EBITDA for the Earnout Period exceeds $5,872,499 (such payment amount, as limited by the immediately following sentence, the "Earnout").  The maximum amount to be paid by Buyer to the Domestic Seller Companies under the Earnout shall be $2,754,356. The "Earnout Period" shall mean the 12-month period beginning on the Closing Date.

(b)            As soon as practicable, but in no event later than 120 days following the end of the Earnout Period, Buyer will prepare and deliver to the Domestic Seller Companies a calculation and statement of the Earnout (the "Earnout Statement").  Buyer will prepare the Earnout Statement in good faith and amounts included on the Earnout Statement shall be determined in accordance with Buyer's GAAP. Buyer will furnish the Domestic Seller Companies with the Earnout Statement such supporting or back-up schedules and documentation as may be reasonably necessary to confirm such calculations. Each Domestic Seller Company agrees to cooperate with Buyer in the preparation of the Earnout Statement, including providing Buyer with supporting or back-up schedules and documentation reasonably requested by Buyer.  After delivery of the Earnout Statement, the Domestic Seller Companies shall be granted reasonable access by Buyer to the books, records and personnel of Buyer for purposes of verifying the accuracy of the Earnout Statement. The Domestic Seller Companies may submit to Buyer, not later than 45 days from the receipt of the Earnout Statement from Buyer, a list of any components of the Earnout Statement with which the Domestic Seller Companies disagree, if any (an "Earnout Dispute Notice"), in which case the disagreement shall be resolved pursuant to the procedures set forth in Section 2.08.  If the Domestic Seller Companies do not issue an Earnout Dispute Notice prior to such date, the Earnout Statement, as supplied to the Domestic Seller Companies, shall be deemed to have been accepted and agreed to by each of the Domestic Seller Companies, and shall be final and binding on the parties to this Agreement.

(c)            Within 15 days after final determination of the Earnout and subject to Section 2.07(f) below, Buyer shall pay to the Domestic Seller Companies the Earnout as follows:

(i)            if the Earnout is equal to or less than $137,718, then the Earnout shall be paid by delivery of one or more certificates in the name of one or more of the Domestic Seller Companies evidencing an aggregate number of shares of Buyer Common Stock equal to the Earnout divided by the Buyer Stock Per Share Price as of the payment date of the Earnout; or

(ii)            if the Earnout is greater than $137,718, then the Earnout shall be paid as follows:

A.            $137,718 of the Earnout shall be paid by delivery of one or more certificates in the name of one or more of the Domestic Seller Companies evidencing an aggregate number of shares of Buyer Common Stock equal to $137,718 divided by the Buyer Stock Per Share Price as of the payment date of the Earnout; and

B.            the remaining amount of the Earnout shall be paid in cash by wire transfer of immediately available funds in accordance with the wiring instructions provided to Buyer by the Domestic Seller Companies.

Any payment made to any of the Domestic Seller Companies pursuant to Section 2.07(c)(i) or 2.07(c)(ii)(A) is referred to herein as the "Earnout Stock Payment."

(d)            The Earnout shall be allocated to and among the Domestic Seller Companies in accordance with the ratios set forth on Schedule 2.07(d).

(e)            During the Earnout Period, the Seller Companies Business Unit shall be operated as a separate operating unit from Buyer's other operations, and separate books and records will be kept and maintained for the Seller Companies Business Unit.  Buyer shall provide, or cause to be provided, adequate funding so that the Seller Companies Business Unit has sufficient working capital in order to conduct its business operations in the ordinary course.

(f)            If, at the time Buyer is required to pay the Earnout, Buyer has asserted a claim for indemnification pursuant to ARTICLE VIII, Buyer shall be entitled to withhold payment of and offset against payment of the Earnout, Buyer's good faith estimate of the aggregate unpaid amount of such claim, such offset to be applied against the full amount of Buyer's claim. The right of offset is cumulative to any other rights or remedies Buyer may have. Once the claim for indemnification for which the withheld payment relates has been resolved by the parties, Buyer shall promptly pay to the Domestic Seller Companies any Earnout withheld as a result of such claim plus interest at the rate of 5% per annum from the date the Earnout Payment was due.

(g)            Each party hereto agrees that it shall, with respect to all matters related to the Earnout, act in good faith and the spirit of fair dealing.

(h)            The terms, conditions and provisions of this Section 2.07 shall expressly survive Closing.

      2.08            Dispute Resolution.  In the event a Closing Date Dispute Notice or an Earnout Dispute Notice is timely delivered to Buyer by the Domestic Seller Companies, Buyer and the Domestic Seller Companies shall negotiate thereafter for a period of up to 30 days in good faith to resolve any items of dispute. If, at the end of such period, Buyer and the Domestic Seller Companies do not resolve such items of dispute, the parties shall submit any disputed items, and only such disputed items, to Grant Thornton LLP (the "Arbitrating Accountant").  Buyer and Seller Companies may submit any relevant data and information to the Arbitrating Accountant, including a presentation of the facts, authorities and principles supporting such party's position with respect to the disputed items.  Buyer and the Domestic Seller Companies shall have seven days to submit to the Arbitrating Accountant one written response to the initial submission from the other party.  The Arbitrating Accountant shall determine, based solely on submissions and responses by Buyer and the Domestic Seller Companies, and not by independent review, only those items remaining in dispute regarding the Net Working Capital and the Earnout Payment.  The Arbitrating Accountant shall not review any disputes that are subject to a breach of representation and warranty or covenant claim, including whether any offset against the Earnout Payment was proper.  The Arbitrating Accountant shall deliver a written determination to Buyer and Seller Companies of the final Net Working Capital and Earnout Payment.  The Arbitrating Accountant's determination shall be conclusive and binding on the parties. The fees and expenses of the Arbitrating Accountant and the other reasonable costs and expenses (including attorneys' and accountants' fees) incurred by the parties related to or arising from the resolution of the Closing Date Dispute Notice or the Earnout Dispute Notice, as the case may be, shall be shared by Buyer and the Domestic Seller Companies as follows: of the aggregate amount in dispute, if the Arbitrating Accountant adopts Buyer's position absolutely, the Domestic Seller Companies shall pay all such fees, costs and expenses, and if the Arbitrating Accountant adopts the Domestic Seller Companies' position absolutely, Buyer shall pay all such fees, costs and expenses.  If the Arbitrating Accountant adopts a compromise between the two positions, then Buyer and the Domestic Seller Companies shall share the fees, costs and expenses in inverse proportion to the relative success of each party, with the more successful party bearing a proportionately smaller share of the fees, costs and expenses.

      2.09            Upfront Purchase Price Allocation.  The Upfront Purchase Price shall be paid among the Seller Companies as set forth in this Agreement and the Indian Asset Purchase Agreement. Within 120 days after the Closing Date, Buyer shall provide to the Domestic Seller Companies a proposed allocation for Tax purposes of the Upfront Purchase Price described herein (as adjusted pursuant to Section 2.06) among the Acquired Assets and the Indian Assets and among the Seller Companies, which allocation shall be reasonable and in accordance with the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the "Draft Allocation Statement").  Under the Draft Allocation Statement, any payment made pursuant to Section 2.06(c) or 2.06(d), the Escrow Payment and the Earnout Payment, if any, shall be allocated to goodwill. Within 30 days following such provision, the Domestic Seller Companies shall have the right to object to the Draft Allocation Statement (by written notice to Buyer), and if the Domestic Seller Companies object, they shall notify Buyer (in such written notice) of such disputed item (or items) and the basis for its objection.  If the Domestic Seller Companies do not object by written notice within such period, the Draft Allocation Statement shall be deemed to have been accepted and agreed upon, and be final and conclusive, for all purposes of this Agreement. Each of the Domestic Seller Companies and Buyer shall act in good faith to resolve any such dispute prior to the date on which Form 8594, or a comparable form with respect to foreign Tax Authorities, is required to be filed with the appropriate Tax Authority.  If the Domestic Seller Companies and Buyer cannot resolve any disputed item, the item in question shall be resolved by the Arbitrating Accountant, and the decision of the Arbitrating Accountant shall be deemed to have been accepted and agreed upon, and be final and conclusive, for all purposes of this Agreement.  The fees and expenses of such Arbitrating Accountant shall be apportioned and paid equally by the Domestic Seller Companies and Buyer.  The Draft Allocation Statement, once accepted and agreed upon (or deemed accepted and agreed upon pursuant hereto) shall be referred to as the "Allocation Statement." Except with respect to any subsequent adjustments to the Upfront Purchase Price (which shall be allocated using the mechanism for allocating the Upfront Purchase Price in this Section 2.09), the Domestic Seller Companies and Buyer and their respective Affiliates (i) shall be bound by the determinations and the Allocation Statement determined pursuant to this Section 2.09 consistent therewith for purposes of determining any Taxes, (ii) shall prepare and file all Tax Returns required to be filed with any Tax Authority in a manner consistent with the Allocation Statement and (iii) shall take no position inconsistent with the Allocation Statement in any Tax Return, any proceeding before any Tax Authority or otherwise (in each case, unless required to do otherwise pursuant to a "determination" as defined in Section 1313 of the Code (a "Determination")).  In the event that the Allocation Statement is disputed by any Tax Authority, the Person receiving notice of such dispute shall promptly notify and consult with the other parties concerning resolution of such dispute.  Each of the Domestic Seller Companies and Buyer shall cooperate in the preparation and timely filing of (1) Form 8594 and any comparable state or local forms or reports, and (2) to the extent permissible by or required by law, any corrections, amendments, or supplements (or additional forms or reports) thereto (including any supplements, amendments, forms or reports arising as a result of any adjustments to the Upfront Purchase Price). Any Earnout paid to the Domestic Seller Companies will be allocated between the Domestic Seller Companies in the same manner as the Allocation Statement.

2.10            The Closing.

(a)            Time and Location.  Subject to the terms and conditions in this Agreement, including, but not limited to, the requirements set forth in ARTICLE VI, the closing of the Acquisition (the "Closing") shall take place remotely via the exchange of documents and signatures on the date that is two business days after satisfaction (or waiver by the appropriate party) of all conditions to closing or at such other time and place as the parties may mutually agree (such date, the "Closing Date"). For purposes of this Agreement, the Closing shall be deemed to occur at 12:01 a.m. (CST) on the Closing Date, such that Buyer owns the Acquired Assets and has assumed the Assumed Liabilities for the full business day of the Closing Date.

(b)            Closing Deliveries of Buyer.  At the Closing, Buyer shall deliver or cause to be delivered the Escrow Payment to the Escrow Agent and shall deliver to the Domestic Seller Companies or to the Principal, as applicable, all of the following:

(i)            the Closing Cash Payment (less any Holdback Amount);

(ii)            the Closing Stock Payment;

(iii)            [Reserved];

(iv)            the Bill of Sale, executed by Buyer;

(v)            the Escrow Agreement, executed by Buyer;

(vi)            the Restriction Agreement for each ZSI Interest Holder, executed by Buyer;

(vii)            a certificate certifying that each of the conditions set forth in Section 6.03(a) and 6.03(b) has been satisfied, duly executed by an authorized officer of Buyer;

(viii)            the Indian License, executed by Perficient India; and

(ix)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by Buyer under this Agreement.

(c)            Closing Deliveries of the Domestic Seller Companies and the Principal.  At the Closing, the Domestic Seller Companies or the Principal, as applicable, shall deliver to Buyer all of the following:

(i)            all tangible Personal Property and all Business Records (to the extent in the Domestic Seller Companies' possession or control) included in the Acquired Assets, and delivery of Personal Property shall be deemed completed at the Domestic Seller Companies' location(s);

(ii)            [Reserved];

(iii)            the Bill of Sale, executed by each of the Domestic Seller Companies;

(iv)            the Escrow Agreement, executed by each of the Domestic Seller Companies;

(v)            the Restriction Agreement for each ZSI Interest Holder, executed by each such ZSI Interest Holder;

(vi)            the Indian License, executed by ZSP;

(vii)            an officer's certificate certifying each Domestic Seller Company's Charter Documents and the approval of the Board of Directors and shareholders  or managers and members, as the case may be, of such Domestic Seller Company of the execution, delivery and performance of this Agreement and the Ancillary Agreements;

(viii)            a certificate certifying that each of the conditions set forth in Section 6.02(a) and 6.02(b) has been satisfied, duly executed by the Principal and an authorized officer of each Domestic Seller Company;

(ix)            the Consents set forth on Schedule 2.10(c)(ix);

(x)            lien releases, pay-off letters or UCC-3 termination statements as may be necessary to evidence the release and termination of all material Encumbrances (other than Permitted Encumbrances) on the Acquired Assets and the Indian Assets;

(xi)            a certificate of non-foreign status of each Domestic Seller Company meeting the requirements of Treasury Regulation 1.1445-2(b)(2);

(xii)            evidence, reasonably satisfactory to Buyer, of the termination of the Zeon Solutions, Inc. Retirement Trust;

(xiii)            evidence, reasonably satisfactory to Buyer, of the termination of ZSI's leave encashment plan;

(xiv)            evidence, reasonably satisfactory to Buyer, that the Principal individually or jointly with his spouse owns at least 50% of the issued and outstanding shares of the capital stock of ZSI;

(xv)            certificates of good standing (or other similar certification) from the Wisconsin Department of Financial Institutions and the Secretary of State of Michigan each dated no more than ten days prior to the Closing Date, certifying that each Domestic Seller Company, as applicable, is in good standing; and

(xvi)            without limitation by specific enumeration of the foregoing, all other agreements, documents, instruments, certificates, or other items required to be delivered by the Domestic Seller Companies and/or the Principal under this Agreement.

        2.11            Further Assurances.  At any time and from time to time after the Closing Date, as and when reasonably requested by Buyer, (a) each of the Domestic Seller Companies shall use Commercially Reasonable Efforts to promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to fully vest in Buyer title to all of the Domestic Seller Company's rights, title and interests in the Acquired Assets, and (b) subject to confidentiality obligations and other restrictions under Applicable Laws, the Domestic Seller Companies shall provide Buyer with copies of any Business Records (to the extent in a Seller Company's possession or control) related to the Seller Companies' operation of the Business prior to the Closing that are not otherwise included in the Acquired Assets.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE DOMESTIC SELLER COMPANIES AND THE PRINCIPAL
Each of the Domestic Seller Companies and the Principal represent and warrant, jointly and severally, to Buyer that the statements contained below are true and correct, except as set forth in the disclosure schedule (the "Domestic Seller Companies Disclosure Schedule") delivered by the Domestic Seller Companies and the Principal to Buyer, on the date hereof and on the Closing Date. The disclosures in any section or subsection of the Domestic Seller Companies Disclosure Schedule shall qualify other sections and subsections in this ARTICLE III where it should be reasonably apparent that such disclosure relates to other such sections and subsections.  When used herein, the term "to the knowledge of the Domestic Seller Companies," or words of comparable import, means facts or circumstances (i) within the actual knowledge of the Principal, Matthew Kohls, David Hess, Ross Monaghan or James S. Robertson after having conducted a commercially reasonable inquiry, or (ii) which should reasonably be expected to be known or otherwise discovered by such individuals during the performance of their ordinary duties.
        3.01            Organization; Qualification and Ownership; Subsidiaries.

(a)            ZSI is a corporation, duly organized, validly existing and in current status under the laws of the State of Wisconsin; has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. GRI is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Michigan; has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. ZSP is a private limited company, duly organized, validly existing and in good standing under the laws of India; has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Seller Companies is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the character or location of the properties and assets owned by it and used in the Business makes such qualification necessary, which jurisdictions are listed on Schedule 3.01, and such jurisdictions are the only jurisdictions in which the nature of the Business or the ownership or leasing of the assets makes qualification necessary, except where failure to be so qualified would not reasonably be expected to have a Seller Companies Material Adverse Effect.  The Domestic Seller Companies have delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreement, or their equivalent, of each of the Seller Companies, in each case as amended to date and currently in effect (such instruments and documents, the "Charter Documents"). None of the Seller Companies is in violation of any of the provisions of its Charter Documents. The equity holder of ZSI, as set forth on Schedule 3.01, owns all of the ownership interests of ZSI. Such ownership interests are held free and clear of all Encumbrances. ZSI is the only member of GRI, and its ownership interests are set forth on Schedule 3.01. Such ownership interests are held free and clear of all Encumbrances. The equity holders of ZSP, as set forth on Schedule 3.01, own all of the ownership interests of ZSP. Such ownership interests are held free and clear of all Encumbrances. Except as set forth on Schedule 3.01, no other Person owns any beneficial interest, directly or indirectly, including, but not limited to, any phantom stock interest or similar right, in a Seller Company, or has any right, agreement or option to purchase any beneficial interest in a Seller Company. All of the issued and outstanding shares of capital stock or other equity interests or ownership interests of each of the Seller Companies have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with all applicable securities laws and all other Applicable Laws and not in violation of any preemptive or similar rights. The capital stock or other equity interests or ownership interests of each of the Seller Companies are not subject to any voting trust agreement or any other Contract relating to the voting, dividend rights or disposition of the capital stock or other equity interests of each such Seller Company.

(b)            Except as set forth on Schedule 3.01, no Seller Company owns or controls, directly or indirectly, stock or other equity securities or ownership interests of any Person. Except as set forth on Schedule 3.01, the Principal does not own or control, directly or indirectly, stock or other equity securities or ownership interests of any Person.

3.02            Authority; Due Execution.

(a)            Each of the Seller Companies and the Principal have all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder and to consummate the transactions contemplated in this Agreement and the Ancillary Agreements to which they are a party.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which any Seller Company or the Principal is party, and the consummation by the Seller Companies and the Principal of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each Seller Company and the Principal and no other proceedings on the part of any of the Seller Companies or the Principal are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which a Seller Company or the Principal is a party or to consummate the transactions contemplated hereby or thereby.  By executing this Agreement, the Principal hereby approves, by written consent, the execution, delivery and performance of this Agreement and the Ancillary Agreements by each of the Seller Companies.

(b)            This Agreement and each Ancillary Agreement to which any Seller Company or the Principal is party has been duly and validly executed and delivered by such Seller Company and the Principal and, assuming due execution and delivery by Buyer and any other party hereto and thereto (other than the Seller Companies and the Principal), this Agreement and each of the Ancillary Agreements to which they are a party constitutes the valid and binding obligations of each Seller Company and the Principal, enforceable against each of the Seller Companies and the Principal in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including, without limitation, all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.03            Non-Contravention; Consents.

(a)            The execution and delivery of this Agreement and the Ancillary Agreements to which any Seller Company or the Principal is party do not, and the performance of this Agreement and the Ancillary Agreements by the Seller Companies and the Principal will not (i) conflict with or violate the Charter Documents, (ii) conflict with or violate any Applicable Laws, or (iii) except as set forth on Schedule 3.03(a)(iii), result in any breach or violation of or constitute a default (or any event, which, with notice or lapse of time, or both would constitute a default) under, alter the rights or obligations of any third party under, or give to others any right of termination, amendment, acceleration or cancellation of, any Assigned Contract or result in the creation of an Encumbrance on any Acquired Asset or any Indian Asset.

(b)            Except for such filings under applicable securities laws as may be necessary in connection with the offer and sale of the Buyer Common Stock, and except as set forth on Schedule 3.03(b), no Consent is required to be obtained in connection with the execution, delivery or performance by each of the Seller Companies and the Principal of this Agreement or any Ancillary Agreement by a Seller Company or the Principal or the consummation of the transactions contemplated hereby and thereby.

      3.04            Contracts.

(a)            Schedule 3.04(a) sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract.  Except as set forth on Schedule 3.04(a), (i) each Material Contract is legal, valid and binding upon the applicable Seller Company and, to the knowledge of the Domestic Seller Companies, on the other parties thereto and in full force and effect, (ii) the applicable Seller Company has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Material Contract, (iii) the applicable Seller Company is not, and to the knowledge of the Domestic Seller Companies, no other party is in breach or default under any such Material Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any such Material Contract, (v) the applicable Seller Company has not received written notice that any party to an such Material Contract intends to terminate such Material Contract, (vi) except as set forth on Schedule 3.04(a), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any such Material Contract and (vii) the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not require the consent or approval of, or the giving of notice to, any party under any such Material Contract and will not result in any penalty or other adverse consequence.  The Domestic Seller Companies have provided Buyer with true and complete copies of all such Material Contracts including all amendments, terminations and modifications thereof.

(b)            Schedule 3.04(b) sets forth a list of all Assigned Contracts including the name of the parties thereto, the date of each such Assigned Contract and each amendment thereto.  Except as set forth on Schedule 3.04(b), (i) each Assigned Contract is legal, valid and binding upon the applicable Domestic Seller Company party thereto and, to the knowledge of the Domestic Seller Companies, on the other parties thereto and in full force and effect, (ii) the applicable Domestic Seller Company has performed all material obligations required to be performed by it to date and is entitled to all material benefits under each such Assigned Contract, (iii) the applicable Domestic Seller Company is not, and to the knowledge of the Domestic Seller Companies, no other party is in breach or default under any Assigned Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material breach or default under any Assigned Contract, (v) the applicable Domestic Seller Company has not received written notice that any party to an Assigned Contract intends to terminate such Contract, and (vi) except as set forth on Schedule 3.04(b), the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Assigned Contract. The Domestic Seller Companies have provided Buyer with true and complete copies of all Assigned Contracts including all amendments, terminations and modifications thereof, other than change orders involving less than $20,000.

(c)            Except as set forth on Schedule 3.04(c), each Assigned Contract is assignable to Buyer without consent or approval of any party thereto, and the assignment thereof to Buyer will not result in any penalty or other adverse consequence.

(d)            No Material Contract or Assigned Contract: (i) was entered into on the basis that any Seller Company constituted, or asserted that it is, was or will be, a minority business, a disadvantaged business enterprise, or a woman-owned business enterprise or was entitled to any preferential or set aside status afforded by Applicable Law; (ii)  entitles a Seller Company to any benefit as a result of such Seller Company's actual or asserted status as a minority business, a woman-owned business enterprise, a disadvantaged business enterprise, or other preferential status afforded by Applicable Law; or (iii) contains a representation, warranty, covenant or requirement that a Seller Company is, was or will be a minority business, a woman-owned business enterprise, or a disadvantaged business enterprise,  or entitled to other preferential status afforded by Applicable Law.

      3.05            Title to Assets.

(a)            Each Domestic Seller Company has valid and marketable title to all of the Acquired Assets (other than any licensed or leased Acquired Assets, as to which such Domestic Seller Company has valid licenses or leasehold interests) and owns all of such Acquired Assets (including such licenses or leasehold interests) free and clear of any Encumbrances other than Permitted Encumbrances.  Subject to receipt of any required Consents, the execution and delivery of this Agreement and the Ancillary Agreements by each Domestic Seller Company at the Closing will convey to and vest in Buyer good title to the Acquired Assets (or valid licenses or leasehold interests in the case of the licensed or leased Acquired Assets) free and clear of any Encumbrances. There is no Contract granting any Person any preferential right to purchase any of the Acquired Assets.

(b)            ZSP has valid and marketable title to all of the Indian Assets (other than any licensed or leased Indian Assets, as to which ZSP has valid licenses or leasehold interests) and owns all of such Indian Assets (including such licenses or leasehold interests) free and clear of any Encumbrances other than Permitted Encumbrances.  Subject to receipt of any required Consents, the execution and delivery of the Indian Asset Purchase Agreement and the Ancillary Agreements by ZSP at the Closing will convey to and vest in Buyer good title to the Indian Assets (or valid licenses or leasehold interests in the case of the licensed or leased Indian Assets) free and clear of any Encumbrances. There is no Contract granting any Person any preferential right to purchase any of the Indian Assets.

      3.06            Sufficiency of Assets.  The Acquired Assets, together with the Indian Assets, constitute all of the assets necessary for the conduct of the Business, except for the Excluded Assets, as conducted through Closing.  Except as set forth on Schedule 3.06, the Business is conducted through the Seller Companies only.  Schedule 3.06 lists all material items of equipment owned or leased by any of the Seller Companies in the conduct of the Business.  Such equipment is adequate for the conduct of the Business as currently conducted and in good operating condition, regularly and property maintained, subject to normal wear and tear.  The Seller Companies have sole and exclusive ownership, free and clear of any Encumbrances, or the valid right to use, unrestricted by contract, all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to current and former customers of the Business.  No Person other than a Seller Company possesses any licenses, claims or rights with respect to the use of any such customer information owned by any of the Seller Companies.

      3.07            Financial Statements; Indebtedness.

(a)            Attached as Schedule 3.07(a) are true and complete copies of (i) the  unaudited financial statements of the Seller Companies (consisting of a balance sheet and statement of operations) as of and for the years ended December 31, 2013 and 2012, and (ii) the unaudited financial statements of the Seller Companies (consisting of a balance sheet and statement of operations) as of and for the 11-month period ended November 30, 2014 (collectively, the "Financial Statements").  The Financial Statements have been prepared in accordance with Seller Companies' GAAP (except that the interim Financial Statements do not contain all notes required by Seller Companies' GAAP and the interim Financial Statement are subject to normal year-end adjustments which will not be material in amount in the aggregate) consistently applied and in accordance with historic past practices throughout the periods involved and fairly present in all material respects the financial position, results of operations and cash flows of the Seller Companies as of the dates, and for the periods, indicated therein.

(b)            Except as set forth in the Financial Statements, no Seller Company has any material liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the date of the most recent Financial Statements and (ii) liabilities under Contracts incurred in the ordinary course of business and not required under Seller Companies' GAAP to be reflected in the Financial Statements, which in both cases, are not material to the financial condition or operating results of such Seller Company, except as set forth on Schedule 3.07(b).  Except as set forth in the Financial Statements, none of the Acquired Assets or the Indian Assets secures the guaranty or indemnification of any indebtedness of any other Person.  For all periods covered by the Financial Statements, each of the Seller Companies have maintained a standard system of accounting established and administered in accordance with Seller Companies' GAAP.

(c)            No Seller Company has any Indebtedness of any type (whether accrued, absolute, contingent, matured, unmatured or other and whether or not required to be reflected in financial statements prepared in accordance with Seller Companies' GAAP) that is not fully reflected in Schedule 3.07(c).  Schedule 3.07(c) lists each item of Indebtedness identifying the creditor including name and address, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the business day immediately prior to the date hereof.  With respect to each item of Indebtedness, the applicable Seller Company is not in default, no payments are past due, and to the knowledge of the Domestic Seller Companies, no circumstance exists that, with notice, the passage of time or both, could constitute a default by such Seller Company under any item of Indebtedness.  No Seller Company has received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  The consummation of the transactions contemplated by this Agreement or any other Ancillary Agreement to which a Seller Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  No Seller Company is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

      3.08            Absence of Certain Changes or Events. Since December 31, 2013, each of the Seller Companies has conducted the Business in the ordinary course of business and, without limiting the generality of the foregoing, there has not been any Seller Companies Material Adverse Effect since such date, and, to the knowledge of the Domestic Seller Companies, no fact or condition specific to a Seller Company exists since such date which would reasonably be expected to have a Seller Companies Material Adverse Effect. Additionally, since December 31, 2013, to the knowledge of the Domestic Seller Companies, there has not occurred, and no Seller Company has incurred or suffered, any event, circumstances or fact that materially impairs the Acquired Assets or the Indian Assets.

      3.09            Accounts Receivable.  Schedule 3.09 sets forth all outstanding Accounts Receivable as of the date of this Agreement, identified by the applicable Seller Company, with a range of days elapsed since the invoice date for each such Account Receivable, and the aggregate amount of reserves or allowances for doubtful accounts in the aggregate.  All such Accounts Receivable are bona fide, arose in the ordinary course of business and are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns which are adequate.  All such Accounts Receivable have been recorded in accordance with Seller Companies' GAAP as reflected in the Financial Statements.  Except as set forth on Schedule 3.09, none of such Accounts Receivable is subject to any material claim of offset or recoupment or counterclaim, subject to allowances and accruals for bad debt as reflected in the Financial Statements, and the Domestic Seller Companies have no knowledge of any specific facts that would reasonably be expected to give rise to any such claim.  Except as set forth on Schedule 3.09, no material amount of such Accounts Receivable is contingent upon the performance by a Seller Company of any obligation which will not have been performed in a satisfactory manner by such Seller Company prior to the Closing Date.  No written request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable. To the knowledge of the Domestic Seller Companies, none of the Seller Companies' fixed fee projects with any customer is expected to result in a net loss to the applicable Seller Company which would require such Seller Company to treat the underlying arrangement as a "loss contract" under Seller Companies' GAAP, except as set forth on Schedule 3.09 and to the extent the estimated loss from such arrangement is reflected in the Estimated Closing Date Balance Sheet.

      3.10            Restrictions on Business Activities.  Except as set forth on Schedule 3.10, there is no agreement (other than this Agreement), judgment, injunction, order or decree binding upon a Seller Company which could reasonably be expected to have the effect of prohibiting or impairing any business practice of such Seller Company, any acquisition or sale of property by a Seller Company or the conduct of Business by each of the Seller Companies as currently conducted or proposed to be conducted by any of the Seller Companies, whether before or after the Closing.

      3.11            Legal Proceedings.  Except as set forth on Schedule 3.11, there is no claim, action, suit or proceeding, or governmental inquiry or investigation, pending, or to the knowledge of the Domestic Seller Companies, threatened against a Seller Company, the Acquired Assets, the Indian Assets or the Principal (or any officer or employee of a Seller Company), nor to the knowledge of the Domestic Seller Companies is there any basis for any such claim, action, suit, proceeding, inquiry or investigation.  There is no judgment, decree or order against a Seller Company or adversely impacting the Acquired Assets or the Indian Assets which restricts a Seller Company's ability to conduct the Business in any area where it is currently conducting the Business.

      3.12            Taxes and Tax Returns.

(a)            Each Seller Company has filed, on or before the due date thereof (determined with regard to extensions disclosed herein), with the appropriate Tax Authority all Tax Returns relating to the Business, the Acquired Assets and the Indian Assets that it was required to file.  All such Tax Returns were correct and complete in all material respects. All Taxes owed and due by any of the Seller Companies with respect to the Business, the Acquired Assets and the Indian Assets (whether or not shown on any Tax Return) have been paid. No Seller Company is currently the beneficiary of any extension of time within which to file any Tax Return. Each Seller Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party, and all Forms W-2 and 1099 (or any similar form or return or the equivalent thereof in any other relevant jurisdiction or under any relevant foreign law or regulation) required with respect thereto have been properly completed and timely filed.

(b)            There are no liens, attachments, or similar encumbrances on a Seller Company, the Business, the Acquired Assets or the Indian Assets with respect to any Taxes, other than any lien for Taxes of a Seller Company that are not yet due and payable. There are no pending or threatened audits, investigations, claims, proposals or assessments for or relating to any Taxes and/or Tax Returns of a Seller Company relating to the Business, the Acquired Assets or the Indian Assets.  There are no matters under discussion with any Governmental Entity with respect to Taxes and/or Tax Returns of a Seller Company that could result in any additional amount of Taxes with respect to the Business, the Acquired Assets or the Indian Assets.

(c)            Schedule 3.12(c) lists all federal, state, local, and foreign Tax Returns filed with respect to each Seller Company for taxable periods ended on or after December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Domestic Seller Companies have delivered to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each Seller Company since December 31, 2009.  No Seller Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case relating to the Business, the Acquired Assets or the Indian Assets.

(d)            There are no requests for rulings or determinations, or applications requesting permission for a change in accounting practices, in respect of Taxes of a Seller Company relating to the Business, the Acquired Assets or the Indian Assets pending with any Governmental Entity.

(e)            No Seller Company has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any equivalent or similar provision in any other relevant jurisdiction or under any relevant foreign law or regulation). No Seller Company is a party to any Tax allocation or sharing agreement.  No Seller Company (A) has ever been a member of an affiliated group filing a consolidated federal income Tax Return or (B) has any liability for the Taxes of any Person under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law or regulations), as a transferee or successor, by contract, or otherwise.

(f)            No Seller Company is a party or subject to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.  No Seller Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable periods specified in Section 897(c)(1)(A)(ii) of the Code (or any similar provision of any relevant foreign law or regulations or under any relevant jurisdiction).  None of the Acquired Assets or the Indian Assets (a) is property required to be treated as being owned by another person for federal income tax purposes, (b) constitutes "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code (or any similar provision of any foreign law or regulations or under any jurisdiction), or (c) is tax-exempt bond financed property within the meaning of Section 168(f) of the Code (or any similar provision of any foreign law or regulations or under any jurisdiction).  Other than as set forth in Schedule 3.12(f), no Seller Company is a foreign person within the meaning of Section 1445 of the Code.  Accurately set forth in Schedule 3.12(f) is a list of all states, counties, cities and other taxing jurisdictions (whether foreign or domestic) to which any Tax is properly payable by a Seller Company.  No claim has ever been made by a Tax Authority in a jurisdiction where a Seller Company does not file Tax Returns asserting that such Seller Company is or may be subject to taxation by that jurisdiction.

(g)            The unpaid Taxes of each Seller Company (A) did not, as of December 31, 2013, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the December 31, 2013 Financial Statements (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for operations and transactions prior to the Closing Date in accordance with the past custom and practice of each Seller Company in filing its Tax Returns.

(h)            No Seller Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (or any similar provision of any foreign law or regulations or under any jurisdiction).

(i)            ZSI is an S corporation for federal and Wisconsin state income tax purposes. GRI is a disregarded entity for federal and Michigan state income tax purposes. ZSP is a private limited company.

      3.13            Employee Benefit Plans.

(a)            Schedule 3.13(a) contains a true and complete list of each Current Employee Benefit Plan.

(b)            With respect to each Current Employee Benefit Plan (and each related trust, insurance contract or fund), no event has occurred and there exists no condition or set of circumstances, in connection with which a Seller Company or any ERISA Affiliate would be subject to any liability under ERISA, the Code or any other Applicable Law.

(c)            All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Current Employee Benefit Plan (or related trust or held in the general assets of a Seller Company or one or more ERISA Affiliates or accrued, as appropriate), and all contributions for any period ending on or before the day immediately prior to the Closing Date that are not yet due have been paid to each Current Employee Benefit Plan or accrued in accordance with the past custom and practice of each Seller Company and the ERISA Affiliates.  All premiums or other payments for all periods ending on or before the day immediately prior to the Closing Date have been paid with respect to each Current Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(d)            With respect to each Current Employee Benefit Plan, subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA:

(i)            Each Seller Company and each ERISA Affiliate have paid all premiums (and interest charges and penalties for late payment, as applicable) due and owing to the PBGC with respect to such Current Employee Benefit Plan and each plan year thereof for which such premiums are required;

(ii)            There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC thereunder) for which the 30-day notice is not waived;

(iii)            The termination of, or withdrawal from, any Current Employee Benefit Plan on or prior to the day immediately prior to the Closing Date has not and will not subject a Seller Company or any ERISA Affiliate to any liability to the PBGC or any other Person;

(iv)            No filing has been made by a Seller Company or any ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any Current Employee Benefit Plan;

(v)            No amendment has occurred that has required a Seller Company or any ERISA Affiliate to provide security to any Current Employee Benefit Plan under Section 401(a)(29) of the Code;

(vi)            All installment contributions required pursuant to Section 412(m) of the Code have been paid by the applicable Seller Company or one or more ERISA Affiliates before the due date for such contribution as set forth in Section 412(m) of the Code for each Current Employee Benefit Plan;

(vii)            No partial termination has occurred prior to the date hereof or is reasonably expected to occur thereafter; and

(viii)            The assets of such Current Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(e)            No Seller Company or any ERISA Affiliate maintains or contributes to, nor has a Seller Company or any ERISA Affiliate ever maintained or contributed to, any Employee Welfare Benefit Plan providing medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code) that cannot be unilaterally terminated by such Seller Company or ERISA Affiliate.

(f)            There are no unresolved claims or disputes under the terms of, or in connection with, any Current Employee Benefit Plan (other than routine undisputed claims for benefits), and no action, legal or otherwise, has been commenced with respect to any such claim or dispute.

(g)            Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

(h)            Each Current Employee Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. No Seller Company has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

      3.14            Employment Matters.

(a)            To the knowledge of the Domestic Seller Companies, no employee or independent contractor of a Seller Company has provided notice of any plan or intention to terminate their employment or engagement.  Schedule 3.14(a) contains a true and complete list of all Persons employed by each Seller Company (and no other Person has been or will be offered employment prior to the date of this Agreement), including the respective dates of hire of each, a description of material compensation arrangements (other than employee benefit plans set forth in Schedule 3.14(a)), a list of other terms of any and all material agreements affecting such persons, and whether such Person is classified as exempt or non-exempt, whether each such Person is actively at work or on inactive or leave status, the reason for such inactive or leave status, the date the inactive or leave status started, and the anticipated date of such Person's return to work from such inactive or leave status.

(b)            To the knowledge of the Domestic Seller Companies, none of the employees of any Seller Company is party to or are bound by any agreement or commitment, or subject to any restriction, including agreements related to previous employment, containing confidentiality, non-compete or similar restrictive covenants, which now or in the future may adversely affect the Business or the performance by any of the Continuing Employees of their duties for Buyer or Perficient India, as the case may be.

(c)            None of the employees of any Seller Company is represented by a labor union, and no Seller Company is subject to any collective bargaining or similar agreement with respect to any of its employees.  There is no labor dispute, strike, work stoppage or other labor trouble (including any organizational drive) against a Seller Company pending or, to the knowledge of the Domestic Seller Companies, threatened.

(d)            None of the Seller Companies, nor to the knowledge of the Domestic Seller Companies, any employee or representative of a Seller Company, has committed or engaged in any unfair labor practice, or breach of statute, contract or other obligation owed to employees or employee representatives in connection with the conduct of the Business, and there is no action, suit, claim, charge or complaint against a Seller Company pending or, to the knowledge of the Domestic Seller Companies, threatened relating to any labor, statutory, contractual, safety or discrimination matters involving any employee of a Seller Company, including charges of unfair labor practices, or breach of statute, contract or other obligation owed to employees or employee representatives or discrimination complaints and no event or condition exists which is reasonable likely to result in any such matters, charges or complaints.

(e)            All of the Seller Companies' employees are employed at will, meaning they can quit at any time or be terminated at any time, subject to applicable Employment Laws.   No Seller Company is a party to or bound by any agreement that would preclude Buyer from making an offer of employment to any employee listed on Schedule 5.03.  Each Seller Company is in compliance with all employment and consulting agreements and has not received any notice that any term of any such contract has been breached. No notice to terminate the contract of employment of any employee or worker (whether given by a Seller Company or by the employee or worker) is pending, outstanding or threatened.

(f)            To the knowledge of the Domestic Seller Companies, each individual in a consultant or independent contractor relationship with a Seller Company is in fact an independent contractor and is not an employee.  Each Seller Company is and has been in compliance, in all material respects, with all Workers' Compensation Acts. There are no agreements, promises or commitments providing for cash or other compensation or benefits to any employee upon the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

      3.15            Compliance; Permits.

(a)            No Seller Company is in conflict with, or in default or in violation of, any Applicable Laws, which would reasonably be expected to have a Seller Companies Material Adverse Effect.  No investigation or review by any Governmental Entity is pending, or to the knowledge of the Domestic Seller Companies, has been threatened, against a Seller Company with respect to the Business or any of the Acquired Assets or the Indian Assets.  There is no agreement, commitment, judgment, injunction, order or decree by or with any Governmental Entity binding upon a Seller Company or adversely impacting the Acquired Assets or the Indian Assets.

(b)            Each of the Seller Companies holds, to the extent required by Applicable Law, all material Permits for the operation of the Business as presently conducted by such Seller Company.  Schedule 3.15(b) is a complete list of all such Permits.  No suspension or cancellation of any such Permit is pending or, to the knowledge of the Domestic Seller Companies, threatened, and each Seller Company is in compliance in all material respects with the terms of each such Permit held by such Seller Company.

      3.16            Warranty Claims.  Schedule 3.16 sets forth (a) a description of the standard warranty with respect to the products or services of the Business, (b) a description of each outstanding warranty claim that has been made (and not satisfied) by any of the Seller Companies' customers with respect to products or services provided to such customer by a Seller Company within the Business prior to the date of this Agreement, and (c) the status of any work performed by a Seller Company to satisfy any such claims.  The Domestic Seller Companies have no knowledge of any specific facts that would reasonably be expected to give rise to any Domestic Seller Companies Warranty Liabilities in the future. All warranties of any of the Seller Companies with respect to the products and services of the Business are set forth on Schedule 3.16 and no Seller Company has made any other oral warranties.

      3.17            Customers and Vendors.

(a)            Schedule 3.17(a) lists by Seller Company each customer of the Seller Companies having sales of at least $100,000 attributable to such customer for the fiscal year ended December 31, 2013, the fiscal year ended December 31, 2012 or for the 11-month period ended November 30, 2014 and sets forth opposite the name of each such customer the dollar amount of sales attributable to such customer for such periods.  Each Seller Company has a fully executed contract or other evidence of agreement to material terms with each such customer.  No Seller Company is engaged in any material dispute with any current customer, to the knowledge of the Domestic Seller Companies, no event or condition exists which would reasonably be likely to result in such a dispute, and no such customer has notified a Seller Company within the past 12 months that it intends to terminate or reduce its business relations with such Seller Company; provided, however, that the Domestic Seller Companies make no representation or warranty, express or implied, that any such customer will remain as a customer of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(b)            Schedule 3.17(b) lists by Seller Company each vendor of the Seller Companies to which the Seller Companies made payments of at least $100,000 for the fiscal year ended December 31, 2013, the fiscal year ended December 31, 2012 or for the 11-month period ended November 30, 2014.  No Seller Company is engaged in any material dispute with any current vendor, to the knowledge of the Domestic Seller Companies, no event or condition exists which would reasonably be likely to result in such a dispute, and no such vendor has notified a Seller Company within the past 12 months that it intends to terminate or reduce its business relations with such Seller Company; provided, however, that the Domestic Seller Companies make no representation or warranty, express or implied, that any such vendor will remain as a vendor of Buyer after the Closing Date or will not terminate or reduce its business relations with Buyer after Closing.

(c)            Schedule 3.17(c) lists all Backlog of the Business as of November 30, 2014, on a customer-by-customer basis. Prior to the Closing, the Domestic Seller Companies shall provide Buyer an updated Schedule 3.17(c) listing all Backlog of the Business as of the Closing Date, on a customer-by-customer basis.

      3.18            Properties.  Schedule 3.18 sets forth each parcel of real property owned by any Seller Company (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the "Owned Real Property"), including with respect to each property, the address, applicable Seller Company and use. The Domestic Seller Companies have delivered to Buyer copies of the deeds and other instruments (as recorded) by which the applicable Seller Company acquired such parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Seller Companies with respect to such parcel. With respect to each parcel of Owned Real Property: (a) the applicable Seller Company has good and marketable fee simple title, free and clear of all Encumbrances (except Permitted Encumbrances); (b) the applicable Seller Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (c) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except for the Owned Real Property, no Seller Company owns or has ever owned or had any interest in any real property. Schedule 3.18 sets forth a list of all real property currently leased, or otherwise used or occupied, by a Seller Company (the "Leased Real Property" and together with the Owned Real Property, the "Real Property"), the name of the lessor, the name of the lessee, the date of the lease and each amendment thereto and the aggregate annual rental payable under any such lease.  The Domestic Seller Companies have delivered to Buyer true and complete copies of all leases, lease guaranties, subleases or other agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to, the Leased Real Property, including all amendments, terminations and modifications thereof.  To the knowledge of the Domestic Seller Companies, the Leased Real Property is in good operating condition and repair and is structurally sufficient and otherwise suitable for the conduct of the Business as presently conducted.  Each of the Seller Companies (as applicable) has, at all times, complied with the terms of occupancy and use of the Leased Real Property.  None of the Seller Companies has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Applicable Laws affecting the Real Property; (ii) existing, pending or threatened condemnation proceeds affecting the Real Property; or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty. The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

      3.19            Insurance.  The Domestic Seller Companies have made available to Buyer true and complete copies of all policies of insurance of each of the Seller Companies currently in effect related to the Acquired Assets, the Business, and the Indian Assets (including, without limitation, any in relation to the Real Property), a list of which is attached as Schedule 3.19.  All of the policies relating to insurance maintained by any of the Seller Companies with the respect to the Acquired Assets and the Indian Assets and the conduct of the Business (or any comparable policies entered into as a replacement thereof) are in full force and effect and no Seller Company has received any notice of cancellation with respect thereto.

      3.20            Intellectual Property.

(a)            The Seller Companies own, are licensed or otherwise possess legally transferable and enforceable rights to use all Intellectual Property which is used in the Business as presently conducted, and, except as set forth on Schedule 3.20(a), such rights will not be adversely affected by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which a Seller Company is a party.  Except as set forth on Schedule 3.20(a), no Seller Company has licensed any of its Intellectual Property, including in source code form, to any party or entered into any exclusive or non-exclusive licenses or agreements relating to any of its Intellectual Property with any party.

(b)            Schedule 3.20(b) sets forth a true, correct and complete list of (i) all computer programs (source code or object code) owned by a Seller Company (collectively, the "Owned Software"), and (ii) all computer programs (source code or object code) licensed to a Seller Company by any third party (other than any off the shelf computer program that is so licensed under a shrink wrap license) that is material to the Business (collectively, the "Licensed Software" and, together with the Owned Software, the "Software").  Each Seller Company, as applicable, has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to sell, license, lease, transfer, use or otherwise exploit, all versions and releases of the Owned Software and all copyrights thereof, free and clear of all Encumbrances.  Each Seller Company, as applicable, is in actual possession of the object code and user manuals (if any) for each computer program included in the Licensed Software.  Except as set forth on Schedule 3.20(c), no person other than a Seller Company has any right or interest of any kind or nature in or with respect to the Owned Software or any portion thereof or any rights to sell, license, lease, transfer, use or otherwise exploit the Owned Software or any portion thereof.

(c)            Schedule 3.20(c) sets forth a true and complete list of (i) all patents and patent applications, all registered and unregistered trademarks, tradenames, service marks and copyrights and all maskworks included in the Intellectual Property of the Seller Companies, showing the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance or registration has been filed and the applicable Seller Company, and (ii) all licenses, sublicenses and other agreements to which a Seller Company is a party and pursuant to which any person is authorized to use any Intellectual Property of the Seller Companies. Each Seller Company has entered into legally enforceable licenses, sublicenses or other agreements, each of which is listed on Schedule 3.20(c), authorizing the use by such Seller Company of Third Party Intellectual Property Rights that are incorporated in, are or form a part of any product or service offering of such Seller Company, including products or service offerings that are currently under development. The Domestic Seller Companies have delivered to Buyer true and complete copies of all such agreements, including all amendments, terminations and modifications thereof.

(d)            To the knowledge of the Domestic Seller Companies, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation, or any allegation made thereof, of any Intellectual Property rights of a Seller Company by any third party, including any employee or former employee of the Business.  To the knowledge of the Domestic Seller Companies, there is no, and there never has been any, unauthorized use, disclosure, infringement or misappropriation of any Third Party Intellectual Property Rights by a Seller Company, by any employee of the Business or, to the knowledge of the Domestic Seller Companies, by any former employee of the Business while employed by a Seller Company.  Except as set forth on Schedule 3.20(d), no Seller Company has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property or Third Party Intellectual Property Rights.

(e)            All patents, registered trademarks, service marks and copyrights owned by any of the Seller Companies are valid and subsisting.

(f)            Each Seller Company has secured valid written assignments from all employees and independent contractors who contributed to the creation or development of the Intellectual Property Rights of the rights to such contributions that are not already owned by such Seller Company by operation of law.

(g)            Each Seller Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all Intellectual Property of the Business not otherwise protected by patents, patent applications or copyright (collectively, "Confidential Information").  All use, disclosure or appropriation of Confidential Information owned by a Seller Company by or to a third party has been pursuant to the terms of a written agreement between such Seller Company and such third party.

      3.21            Affiliate Relationships.  Except as set forth on Schedule 3.21, no employee, officer, manager, director, ZSI Interest Holder or the Principal, nor any member of his or her immediate family has any direct or indirect ownership interest in (a) any Person with which a Seller Company is affiliated or with which a Seller Company has a business relationship or (b) any Person that competes with a Seller Company (other than the ownership of less than 5% of the outstanding class of publicly-traded stock in publicly-traded companies that may compete with a Seller Company).  Except as set forth on Schedule 3.21 (the "Related Party Transactions"), no employee, officer, manager, director, ZSI Interest Holder or the Principal, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with a Seller Company or any of their Affiliates.  The Related Party Transactions, if any, were each entered into on an arm's-length basis on terms no less favorable to the applicable Seller Company than any Contract entered into by such Seller Company with persons other than an officer, director or ZSI Interest Holder, or any member of his or her immediate family.

      3.22            Broker's Fees.  Except for any fees, expenses or costs payable to Avendus Capital, no Seller Company has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any Ancillary Agreement to which such Seller Company is a party or any transaction contemplated hereby or thereby.

      3.23            Bank Accounts.  The Domestic Seller Companies have disclosed to Buyer the identity and location of all bank accounts and lock boxes maintained by any of the Seller Companies with respect to the Business at banks, trust companies, securities firms or other brokers or other financial institutions with respect to which any of the Seller Companies deposit collections from Accounts Receivable.

      3.24            Copies of Business Records.  Except as otherwise expressly provided herein, to the knowledge of the Domestic Seller Companies, the Business Records delivered to Buyer are complete and accurate in all material respects.

      3.25            Environmental Matters.

(a)            With respect to any Real Property, each Seller Company is and has at all times been in compliance with all Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the knowledge of the Domestic Seller Companies, threatened) by any Person against a Seller Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  With respect to any Real Property, each Seller Company has obtained, and is and has at all times been in compliance in all material respects with all of the terms and conditions of, all permits, licenses and other authorizations that are required to conduct the Business under any Environmental Law.

(b)            To the knowledge of the Domestic Seller Companies, no physical condition exists on or under any Real Property that may have been caused by or impacted by the operations or activities of a Seller Company that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to person or property as a result of such physical condition.

(c)            All properties and equipment used by any of the Seller Companies in the Business are and have been free of Hazardous Materials, except for batteries, computers, building and office fixtures, equipment and supplies, cleaning supplies and other items normally found in an office.

(d)            To the extent they relate to any Real Property, the Domestic Seller Companies have provided to Buyer true and complete copies of all internal and external environmental audits and studies in their possession or control relating to any of the Seller Companies and all correspondence on substantial environmental matters relating to any of the Seller Companies.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Domestic Seller Companies and the Principal that the statements contained below are true and correct, except as set forth in the disclosure schedule (the "Buyer Disclosure Schedule") delivered by Buyer to the Domestic Seller Companies and the Principal, on the date hereof and on the Closing Date.  The disclosures in any section or subsection of the Buyer Disclosure Schedule shall qualify other sections and subsections in this ARTICLE IV where it should be reasonably apparent such disclosure relates to other such sections and subsections.

      4.01            Corporate Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

      4.02            Authority; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party and to perform and consummate the transactions contemplated hereby or thereby.  The execution and delivery of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate action on the part of Buyer.  This Agreement and the Ancillary Agreements to which Buyer is a party have been, or upon execution and delivery will be, duly executed and delivered and constitute, or upon execution and delivery will constitute, the valid and binding obligations of Buyer enforceable against it in accordance with their respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency (including all laws relating to fraudulent transfers), moratorium or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.03            Non Contravention and Consents.

(a)            The execution and delivery of this Agreement and each Ancillary Agreement to which Buyer is a party does not, and the performance of this Agreement and each Ancillary Agreement to which Buyer is a party will not, (i) conflict with or violate Buyer's Certificate of Incorporation or Bylaws, in each case as amended to date and currently in effect, or (ii) conflict with or violate any Applicable Laws or (iii) result in any breach or violation of or constitute a default (or any event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Buyer under any material agreement to which Buyer or its Affiliates are a party other than Buyer's credit facility as referenced in Section 6.02(d), except in the case of clause (iii) where such violation, conflict or breach would not reasonably be expected (A) to have a Buyer Material Adverse Effect or (B) otherwise adversely affect Buyer's ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)            Except as set forth in Section 6.02(d), no Consent under any agreement to which Buyer is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

(c)            No Consent of any Governmental Entity is required to be obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement by Buyer or the consummation of the transactions contemplated hereby or thereby.

      4.04            Litigation.  As of the date hereof, there is no claim, action, suit, inquiry, judicial or administrative proceeding, grievance, or arbitration pending or, to the knowledge of Buyer, threatened in writing against Buyer relating to the transactions contemplated by this Agreement or any Ancillary Agreement to which Buyer is a party.

      4.05            Buyer Common Stock.  The Buyer Common Stock issued as part of the Closing Stock Payment, the Escrow Payment and the Earnout Stock Payment, if any, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable securities laws and all other Applicable Laws.

      4.06            Brokers' and Finders' Fees.  Except for the fees, expenses and costs of M&A Securities Group, Inc., for which Buyer shall be solely responsible, Buyer has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any Ancillary Agreement to which Buyer is a party or any transaction contemplated hereby or thereby.

      4.07            Reports.  Buyer has timely made all filings required to be made by it with the SEC since January 1, 2013 (such filings, the "Buyer SEC Filings").  As of their respective dates, the Buyer SEC Filings complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be.  As of the date of this Agreement, no event or circumstance has occurred or information exists with respect to Buyer or its business, properties, operations or financial conditions, which, under the Securities Act, the Exchange Act or any other applicable rule or regulation, requires public disclosure or announcement by Buyer at or before the date of this Agreement but which has not been so publicly announced or disclosed.

ARTICLE V
ADDITIONAL AGREEMENTS
      5.01            Pre-Closing Agreements.

(a)            During the period from the date of this Agreement and continuing until the Closing or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, each Domestic Seller Company shall, and shall cause ZSP to: (x) carry on the Business in the ordinary and usual course of business consistent with past practice; and (y) use its Commercially Reasonable Efforts to preserve its business organization, keep available the present services of its current officers, employees and agents, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Seller Companies with respect to the Business.  Without limiting the foregoing, each Domestic Seller Company shall, and shall cause ZSP to:

(i)            Pay the debts, Taxes and other obligations of the Business when due;

(ii)            Continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(iii)            Maintain the Acquired Assets and the Indian Assets in the same condition as they were in on the date of this Agreement, subject to reasonable wear and tear;

(iv)            Continue in full force and effect without modification all policies of insurance, except as required by Applicable Law;

(v)            Perform all of its respective material obligations under the Assigned Contracts or those Contracts included in the Indian Assets, as the case may be;

(vi)            Maintain the Business Records in accordance with past practice;

(vii)            Comply in all material respects with all Applicable Laws;

(viii)            Not take (or permit if within a Seller Company's control) any action that would cause a Seller Companies Material Adverse Effect to occur or the material impairment of the Acquired Assets or the Indian Assets;

(ix)            Not create, incur, assume or guarantee any Indebtedness (other than in the ordinary course of business);

(x)            Not (A) adopt, materially amend or modify any Employee Benefit Plan (other than in the ordinary course of business or actions taken in accordance with Section 5.06 or to terminate the Zeon Solutions, Inc. Retirement Trust or leave encashment plan), (B) grant any severance or termination pay that as of the Closing Date remains payable, (C) increase the benefits payable under or conditions concerning eligibility to receive benefits under any existing Employee Benefit Plan or employment agreement (other than in the ordinary course of business), (D) increase compensation or other benefits payable to any employee, or (E) terminate the employment of any employee;

(xi)            Not terminate or make any material amendment to a Material Contract;

(xii)            Not sell, assign, transfer, lease or otherwise dispose of any material Assets (other than in the ordinary course of business); or

(xiii)            Not agree to do any of the foregoing.

(b)            Each Domestic Seller Company shall, and shall cause ZSP to, afford to Buyer and Buyer's accountants, counsel and other representatives, reasonable access during normal business hours upon reasonable prior notice during the period prior to the Closing to all of the Business's assets, properties and senior management personnel, including access to the Contracts and Business Records of the Business. During such period, each Domestic Seller Company shall, and shall cause ZSP and the Seller Companies' accountants, counsel and other representatives to, use its Commercially Reasonable Efforts to furnish promptly to Buyer all other information related to the Business, including the assets, properties and personnel of the Business, as Buyer may reasonably request.

(c)            Each party shall use its Commercially Reasonable Efforts to (a) obtain all Consents required by or necessary for the consummation of the transactions contemplated hereby, including the  Consent of any contractual counterparty or Governmental Entity and for the avoidance of doubt, the lenders' consent set forth in Section 6.02(d) , and (b) take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable. No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of such party being untrue in any material respect as if originally made on and as of the Closing Date.

(d)            Each party shall promptly give the other parties written notice of the existence or occurrence of any condition of which it becomes aware which would make any representation or warranty herein contained of such party untrue or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Prior to the Closing, each party will supplement or amend the applicable Disclosure Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedule shall have any effect for the purposes of determining satisfaction of the conditions set forth in Section 6.02(a) hereof (unless Buyer consents in writing to such satisfaction of conditions or elects to waive such matter by closing the transactions contemplated hereby) or for the purposes of determining satisfaction of the conditions set forth in Section 6.03(a) hereof (unless the Domestic Seller Companies and the Principal consent to such satisfaction of conditions or elect to waive such matter by closing the transactions contemplated hereby). Further, no supplement or amendment to such Disclosure Schedules shall have any effect on the determination of the presence of a breach of any representation or warranty in this Agreement or a party's right to indemnification under this Agreement.

      5.02            No Solicitation of Transactions. Until the earlier of (a) the Closing or (b) termination of this Agreement pursuant to Section 7.01, but in no event prior to January 2, 2015, no Seller Company nor any of its officers, directors, agents, stockholders and members will, directly, or indirectly, through any officer, director, stockholder, member, agent or otherwise (i) solicit or initiate, directly or indirectly, or encourage submission of inquiries, proposals or offers from any Person or group (other than Buyer and its Affiliates and representatives) relating to a merger, consolidation, reorganization, recapitalization or similar transaction of a Seller Company or any disposition of the Business or the Assets or securities of a Seller Company, or any part thereof; or (ii) participate in any discussion or negotiation regarding, or furnish to any Person or group any information with respect to the merger, reorganization, recapitalization, consolidation or similar transaction of a Seller Company or the disposition of the Business or the Assets or securities of a Seller Company, or any part thereof. Each Domestic Seller Company shall cause ZSP to comply with the terms of this Section 5.02.

      5.03            Non-Compete Agreement.

(a)            Each Domestic Seller Company agrees not to, and to cause ZSP not to, during the Non-Compete Period, directly or indirectly:  (i) solicit (or assist another in soliciting) any Covered Client or Prospective Client for Competitive Products or Services, or provide (or assist another in providing) Competitive Products or Services to any Covered Client or Prospective Client; (ii) encourage (or assist another in encouraging) any employee, contractor, consultant, supplier, or vendor performing services for Buyer or any subsidiary of Buyer to terminate its, his or her relationship with Buyer or any subsidiary of Buyer, as applicable, or engage, hire or solicit (or assist another in engaging, hiring or soliciting) for employment or other personal service engagement any employee, any contractor or any consultant performing services for Buyer or any subsidiary of Buyer; or (iii) offer Competitive Products or Services within the Restricted Area (for itself to others or on behalf of any Competing Business); provided, that the Seller Companies together may own up to 5% of any class of securities of any company that is traded on a national securities exchange.

(b)            During the Non-Compete Period, each Domestic Seller Company expressly consents to and authorizes Buyer to disclose both the existence and terms of the applicable provisions of this Agreement to any future user of such Domestic Seller Company's services to the extent Buyer in good faith believes that such services may constitute a breach of this Section 5.03 and to take any steps Buyer deems necessary to enforce this Agreement.

(c)            Each Domestic Seller Company hereby acknowledges that Buyer and Buyer's subsidiaries have invested, and will continue to invest, significant time, cost, and effort in developing and maintaining their customer base and in developing and maintaining their prospective customer base.  Each Domestic Seller Company further acknowledges that Buyer's and Buyer's subsidiaries' relationships with their customers and prospective customers are intended to be continuous and long-term.

      5.04            Securities Matters.

(a)            Each Domestic Seller Company acknowledges and agrees that the issuance of shares of Buyer Common Stock pursuant to this Agreement will not be registered under the Securities Act, and that the Buyer Common Stock will be issued to the Domestic Seller Companies in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the qualification requirements of applicable state securities laws.  In connection therewith, each Domestic Seller Company hereby represents and warrants as follows:

(i)            Except as contemplated by Section 5.04(b), such Domestic Seller Company is acquiring the shares of Buyer Common Stock pursuant to this Agreement for its own account for investment and not with a view to, or for resale in connection with, the distribution thereof.  Except as contemplated by Section 5.04(b), such Domestic Seller Company has no present intention of transferring or distributing any portion of the shares of Buyer Common Stock (or any interest therein).

(ii)            Such Domestic Seller Company has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting its own interests in connection with such investment.  Such Domestic Seller Company has reviewed Buyer's most recent Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K of Buyer filed with the SEC since the date of such Annual Report on Form 10-K.

(iii)            Assuming the truth and accuracy of Buyer's representations and warranties set forth in ARTICLE IV, such Domestic Seller Company is sufficiently aware of Buyer's business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable investment decision with respect to acquiring Buyer Common Stock pursuant to this Agreement.

(iv)            Such Domestic Seller Company is not acquiring the Buyer Common Stock as a result of any general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

(v)            With respect to the tax and other economic considerations involved in acquiring the Buyer Common Stock, such Domestic Seller Company is not relying on Buyer, and such Domestic Seller Company has carefully considered and has, to the extent it believes such discussion necessary, discussed with its professional legal, tax, accounting and financial advisors the implications of acquiring the Buyer Common Stock for its particular tax, financial and accounting situation.

(vi)            Such Domestic Seller Company acknowledges that the shares of Buyer Common Stock so issued pursuant to this Agreement will be "restricted securities" under Federal and state securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(vii)            Such Domestic Seller Company is familiar with Rule 144 of the Securities Act as presently in effect and each understands the restrictions and resale limitations imposed thereby and by the Securities Act.

(viii)            Such Domestic Seller Company acknowledge that Buyer makes no representation or warranty as to the number of shares or the share price to be paid in the Earnout, if any.

(b)            A Domestic Seller Company shall transfer shares of Buyer Common Stock constituting the Closing Stock Payment and the Earnout Stock Payment, if any, to the Principal and the other Persons in the amounts and, with regard to the Earnout Stock Payment, if any, in the accordance with the percentages set forth opposite their names on Schedule 5.04(b) (such Persons listed on Schedule 5.04(b) being referred to herein as the "ZSI Interest Holders"), provided that each such ZSI Interest Holder shall have executed and delivered to Buyer the agreements set forth in Section 5.11 prior to the time he or she receives Buyer Common Stock.  Except for transfers to the ZSI Interest Holders permitted by this Section 5.04(b), each Domestic Seller Company agrees not to make any disposition of all or any portion of the shares of Buyer Common Stock without the consent of Buyer, which transfer shall be (i) pursuant to registration under the Securities Act or pursuant to an available exemption from registration, and (ii) in compliance with any other transfer restrictions required by Buyer.

(c)            The certificates or book entries on the books of Buyer or its agent representing the Buyer Common Stock issued to any of the Domestic Seller Companies and to the ZSI Interest Holders hereunder, shall bear, in addition to any other legends required under applicable state securities laws, the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION AND (II) IN ACCORDANCE WITH THE RESTRICTIONS AND CONDITIONS SET FORTH IN A STOCK RESTRICTION AND NON-COMPETE AGREEMENT DATED AS OF JANUARY [●], 2015 BY AND AMONG THE PARTIES THERETO.  A COPY OF THE APPLICABLE PROVISIONS OF SUCH AGREEMENT SHALL BE FURNISHED BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT ANY SALE OR TRANSFER OF THESE SECURITIES WILL BE IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
In order to prevent any transfer from taking place in violation of this Agreement, any Restriction Agreement or applicable law, Buyer may cause a stop transfer order to be placed with its transfer agent with respect to the Buyer Common Stock.  Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of this Agreement or applicable law.
      5.05            Hiring of Continuing Domestic Employees. Immediately prior to the Closing, each Domestic Seller Company shall terminate the employment of all of its employees. Immediately following the Closing, Buyer will (a) hire substantially all of the Affected Employees of the Domestic Seller Companies with not more than a six-month break in employment. "Substantially all," for purposes of the preceding sentence, shall have the meaning specified in Section DWD 279.01(1)(L) of the Wisconsin Administrative Code. "Affected Employee" for purposes of this Section 5.05 shall have the meaning specified in Section 109.07(1)(a) of the Wisconsin Statutes and shall include those employees of the Domestic Seller Companies listed on Schedule 5.05 (the "Continuing Domestic Employees"), and (b) offer to enter into Buyer's standard Contractor Services Agreements in substantially the form attached hereto as Exhibit E, to each independent contractor of the Domestic Seller Companies listed on Schedule 5.05 (the "Continuing Domestic Independent Contractors"), and if the condition below is met, Buyer shall hire and retain all such Continuing Domestic Employees and Continuing Domestic Independent Contractors who accept the offer. It shall be a condition to the employment of each Continuing Domestic Employee with Buyer that, prior to hiring, such person execute and deliver to Buyer, Buyer's standard Confidentiality and Intellectual Property Assignment Agreement in the form attached hereto as Exhibit F, and a condition to the engagement of each Continuing Domestic Independent Contractor with Buyer that, prior to hiring, such person execute and deliver Buyer's standard Contractor Services Agreement in the form attached hereto as Exhibit E to Buyer.

      5.06            Employee Benefit Plans.

(a)            Each of the Domestic Seller Companies will take all actions necessary (including, without limitation, obtaining any necessary consent of an insurer) to allow each Continuing Domestic Employee to continue participation in the Employee Welfare Benefit Plans in which each such Continuing Domestic Employee was participating on the Closing Date for a transition period from the Closing Date through and including January 31, 2015. Unless required by law and after advance, prior written notice to Buyer, no Domestic Seller Company shall, prior to the end of such transition period, amend any of the benefit plans of such Domestic Seller Company in which any Continuing Domestic Employee participates under this Section 5.06(a). Each Domestic Seller Company shall be solely responsible for the compliance of its respective benefit plans in which any Continuing Domestic Employee participates under this Section 5.06(a) with all Applicable Law, including, but not limited to, requirements of the Code, ERISA and the Patient Protection and Affordable Care Act, as amended. Within 30 days of receipt of documentation satisfactory to Buyer, Buyer shall reimburse the applicable Domestic Seller Company for the premiums paid by such Domestic Seller Company during the transition period described above for coverage for Continuing Domestic Employees under the benefit plans described above.

(b)            Effective as of February 1, 2015, Buyer shall (i) cause each Continuing Domestic Employee that has accepted employment with Buyer and remains so employed as of such date to be covered under each employee benefit plan, program, or arrangement, including, but not limited to, any qualified retirement, medical, dental, vision, life insurance, cafeteria, disability, severance, nonqualified deferred compensation, or paid time-off plan, maintained by Buyer or any of its Affiliates ("Buyer Plans") for which such Continuing Domestic Employee is eligible under the terms and conditions of each such Buyer Plan.  With respect to such Buyer Plans, Buyer shall credit prior service of the Continuing Domestic Employees as reflected on the records of the Domestic Seller Companies provided to Buyer on or before the day immediately prior to the Closing Date for purposes of participation and vesting under any such Buyer Plan and for purposes of participation, vesting, and calculation of benefits for periods on or after the Closing Date with respect to vacation benefits to the extent that such service is recognized under the analogous benefit plans and programs maintained by or on behalf of Buyer (but this credit will not obligate Buyer to continue the employee benefit plans and programs maintained by Buyer or otherwise alter the terms and conditions of the Buyer Plans or Buyer's vacation benefits or any of them); provided, that such service need not be credited to the extent it will result in duplication of benefits.  Any pre-existing condition restrictions and waiting period limitations that were deemed satisfied with respect to a particular person under any Current Employee Benefit Plan that is a group health plan immediately prior to the Closing Date shall be deemed satisfied by Buyer under their respective group health plans with respect to such person on or after the Closing Date to the extent (and only to the extent) agreed to by the insurer, if any, of the applicable Buyer group health plan. For the Continuing Domestic Employees, Buyer shall recognize all accrued but unused vacation or other paid time-off obligation to the extent reflected on the Estimated Statement, as revised by the Closing Date Statement or pursuant to the procedures set forth in Section 2.08. Buyer will permit Continuing Domestic Employees to take such vacation or other paid time-off in accordance with Buyer's applicable policies and procedures.

(c)            The parties hereby agree that (i) the Seller Companies or their ERISA Affiliates will retain all Employee Benefit Plans and all associated liabilities and obligations and (ii) Buyer will not assume any Employee Benefit Plan or any obligations or liabilities thereunder, and none shall be considered to be an "Acquired Asset," an "Assigned Contract," or an "Assumed Liability" for purposes of this Agreement, except as specifically set forth on the Estimated Statement, as revised by the Closing Date Statement.  Buyer will use Commercially Reasonable Efforts to cause its retirement plan that is intended to be qualified within the meaning of Section 401(a) of the Code (the "Buyer Qualified Plan") to accept the "eligible rollover distributions" (within the meaning of Section 402(c)(4) of the Code) of each Continuing Domestic Employee who is eligible to participate in the Buyer Qualified Plan that is a defined contribution plan qualified within the meaning of Section 401(a) of the Code and to accept participant loans.

      5.07            Publicity.  Except as otherwise required by law or the rules of The Nasdaq Global Select Market, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, no party hereto shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other parties. Notwithstanding the above, each of the Domestic Seller Companies and the Principal acknowledge that Buyer, as a publicly-held company, is subject to certain disclosure requirements under federal securities laws.  Accordingly, Buyer reserves the right to disclose this Agreement and the transactions contemplated hereby, including financial information regarding the Seller Companies and the status of negotiations, at any time it decides that such disclosure is appropriate under the federal securities laws or the rules of any stock exchange, provided, however, that Buyer shall provide the Domestic Seller Companies and the Principal and their respective counsel a reasonable time to review and comment upon such disclosure.

      5.08            Taxes.

(a)            Sales, Transfer and Use Taxes.  The Domestic Seller Companies shall pay the cost of all sales, transfer, value added and use Taxes (collectively, "Transfer Taxes") arising out of the transfer of the Acquired Assets pursuant to this Agreement.  The Domestic Seller Companies shall pay all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Acquired Assets.  Responsibility for all real property Taxes, personal property Taxes and similar ad valorem obligations that are imposed on a periodic basis (as opposed to a transactional or income basis) levied with respect to the Acquired Assets or the Business for a Straddle Period ("Periodic Taxes") shall be prorated between the Seller Companies and Buyer in the manner prescribed by Section 5.08(e). The party required by Applicable Laws to file a Tax Return with respect to such Transfer Taxes or Periodic Taxes shall timely prepare, with the other parties' cooperation, and file such Tax Return. If Buyer is required to file any such Tax Return, the Domestic Seller Companies shall promptly reimburse Buyer for the Seller Companies' portion of any Transfer Taxes or Periodic Taxes paid by Buyer in connection with the filing of such Tax Return. If a Seller Company is required to file any such Tax Return, Buyer shall promptly reimburse the Domestic Seller Companies for Buyer's portion of any Periodic Taxes paid by such Seller Company in connection with the filing of such Tax Return. Each Domestic Seller Company and Buyer agree to reasonably cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such Transfer Taxes, and in timely providing each other with resale certificates and any other documents as are reasonably deemed necessary to satisfy any such exemptions.

(b)            Tax Returns and Audits.  The Domestic Seller Companies and the Principal shall cause to be timely paid, before the same shall become delinquent and before penalties accrue thereon, all Taxes (a) shown (or required to be shown) to be due on any Tax Return (or amendment thereto) filed (or required to be filed) by the Seller Companies with respect to Tax periods of any Seller Company ending on or before the day immediately prior to the Closing Date relating to the Acquired Assets, the Indian Assets or the Business whether such Tax Returns are required to be filed on, before or after the Closing Date and (b) that become due from, or payable by, a Seller Company relating to the Business, the Indian Assets or the Acquired Assets with respect to such periods (collectively, the "Pre-Closing Taxes").  All such Tax Returns shall be filed or caused to be filed by the applicable Domestic Seller Company and the Principal and shall be prepared using accounting methods that were used in preparing the relevant Tax Returns for prior taxable periods.

(c)            Cooperation and Assistance.  From time to time after the Closing, each party to this Agreement shall permit reasonable access, and shall cause their respective accountants and other representatives to permit reasonable access to each other, the information that they or their accountants or other representatives have within their control and that may be reasonably necessary in connection with the preparation of any Tax Return relating to the Acquired Assets, the Indian Assets or the Business or the examination by any Tax Authority or other administrative or judicial proceeding relating to any Tax Return relating to the Acquired Assets, the Indian Assets or the Business.  The Domestic Seller Companies and Buyer shall retain or cause to be retained, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns relating to the Acquired Assets, the Indian Assets or the Business for all tax periods beginning before the Closing Date, together with supporting work schedules and other records or information that may be relevant to such Tax Returns.

(d)            Amended Returns.  Following the Closing, no Domestic Seller Company shall amend or cause to be amended any Tax Return relating to any Seller Company with respect to the Business, the Indian Assets or the Acquired Assets which could affect the amount of any Taxes for which Buyer could be liable subsequent to the Closing without the prior approval of Buyer, which approval shall not be unreasonably withheld.

(e)            Tax Convention.  Whenever it is necessary for purposes of the Closing, any indemnification required under this Section 5.08 or any other provision of this Agreement to determine any liability for Taxes relating to the Business, the Indian Assets or the Acquired Assets attributable to a period or any portion thereof ending on the Closing Date or any period straddling the Closing Date, and the Tax Return in respect of such Tax liability relates to a taxable year or period beginning on or before and ending after the Closing Date (a "Straddle Period"), the determination shall be made by apportioning the total Taxes involved by treating the day immediately before the Closing Date as the end of a short taxable year of the applicable Seller Company and by treating the Closing Date as the beginning of a short taxable year of Buyer.  In making this computation, exemptions, allowances, or deductions calculated on an annual basis, such as the deduction for depreciation, shall be apportioned as provided in the Code.  All Periodic Taxes which are past due as of the Closing Date shall be paid by the Domestic Seller Companies (or if a Seller Company has objected to such Taxes, the Domestic Seller Companies shall assume or cause ZSP to assume responsibility for such Taxes), together with any penalty or interest thereon.  Current Periodic Taxes shall be prorated and adjusted between the Domestic Seller Companies and Buyer as of the Closing Date on a per diem basis based on the number of days in the portion of such Straddle Period ending on the day immediately before the Closing Date ("Pre-Closing Period") and the number of days of such taxable period beginning on the Closing Date ("Post-Closing Period").  The Domestic Seller Companies and the Principal shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Period, and Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Period.  If current Tax bills are unavailable at the Closing Date, the prior year's Tax bills shall be used for proration purposes and when the current year's Tax bills are received, the proration shall be recalculated and the appropriate payment shall be made forthwith.

(f)            Miscellaneous.  Buyer and each of the Domestic Seller Companies agree to use the standard procedure set forth in Internal Revenue Service Revenue Procedure 2004-53 with respect to wage reporting. Seller shall be responsible for timely satisfying all withholdings and payroll tax obligations, including, without limitation, making payment to the U.S. Treasury by electronic funds transfer of such withholding and payroll taxes with respect to the cash or Buyer Common Stock distributed to its employees pursuant to the Zeon Solutions Incorporated 2011 Phantom Stock Plan under Section 5.04(b) or otherwise.

      5.09            Accounts Receivable.  Following the Closing:

(a)            the right to collect payment on all Accounts Receivable included in the Acquired Assets shall belong to Buyer, and Buyer shall in good faith attempt to collect the same;

(b)            to the extent that a Seller Company receives any cash payments with respect to any such Accounts Receivable, or any other accounts receivable of Buyer arising from the Business from and after the Closing Date, the Domestic Seller Companies shall remit or cause to be remitted such payments to Buyer within three business days after the end of the week in which the cash was collected, together with a detailed summary of all such collections and copies of any invoices or remittance advices submitted by the applicable payor;

(c)            Buyer (i) shall not provide discounts, set-offs or inducements to account debtors in exchange for discounting any Accounts Receivable, (ii) shall provide to the Domestic Seller Companies and the Principal a monthly aging report in respect of any then unpaid Accounts Receivable, and (iii) shall provide to the Domestic Seller  Companies and the Principal any written notice of nonpayment of an Account Receivable received by Buyer in writing from an account debtor; and

(d)            Buyer shall use Commercially Reasonable Efforts to ensure that payments that may be received by it or any of its Affiliates with respect to any of the Excluded Assets shall be received in trust for the benefit of the applicable Domestic Seller Company, and shall be promptly delivered to such Domestic Seller Company.

      5.10            Tax Reporting Documentation.  Each Domestic Seller Company and the Principal shall provide Buyer and the Escrow Agent with its certified tax identification number by furnishing an appropriate Form W-9 and other forms and documents that Buyer or the Escrow Agent may reasonably request (collectively, "Tax Reporting Documentation").  Each Domestic Seller Company understands that if such Tax Reporting Documentation is not provided, Buyer or the Escrow Agent, as applicable, may be required by the Code to withhold a portion of any payment of the Total Purchase Price or interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

      5.11            Restriction Agreements.  As additional consideration for Buyer, and as a material inducement for Buyer to enter into this Agreement and to consummate the Acquisition, each ZSI Interest Holder shall enter into the applicable Restriction Agreement, with Buyer on or before the Closing Date.  No Domestic Seller Company shall transfer any portion of the Total Purchase Price set forth on Schedule 5.04(b) to any ZSI Interest Holder unless such ZSI Interest Holder has executed and delivered to Buyer the applicable Restriction Agreement. The Restriction Agreements shall require each such ZSI Interest Holder to agree to certain matters, including, but not limited to, certain transfer restrictions related to the extent shares of Buyer Common Stock are transferred to them by the applicable Domestic Seller Company and to certain noncompetition and nonsolicitation provisions as mutually agreed to between Buyer and such ZSI Interest Holder.

      5.12            Trade Name; Divestiture.  Within 45 days after the Closing Date, each Domestic Seller Company shall change, and shall cause ZSP to change, its name to a name reasonably acceptable to Buyer and wholly distinguishable from Zeon Solutions Incorporated,  Grand River Interactive LLC and Zeon Solutions Private Limited, and provide Buyer with evidence of such name change. Within 60 days after the Closing Date, the Principal shall divest himself of any and all interest in each of MRR Soft, Inc. and M/S MRR Soft and provide to Buyer evidence thereof in a form reasonably satisfactory to Buyer; provided, however, that the Principal shall not transfer any such interest to his spouse or children.

ARTICLE VI
CONDITIONS PRECEDENT
      6.01            Conditions to Each Party's Obligation.  The respective obligation of each party under this Agreement shall be subject to the satisfaction, or waiver by the parties, at or prior to the Closing, of the following conditions:

(a)            Governmental Approvals. All necessary authorizations and Consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement or by the Ancillary Agreements shall have been obtained and shall remain in full force and effect.

(b)            No Litigation.  There shall not be any litigation or proceeding pending or threatened  to restrain or invalidate the transactions contemplated by this Agreement or by the Ancillary Agreements.

(c)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by an court or agency of competent jurisdiction or other legal restraint preventing any of the transactions contemplated by this Agreement shall be in effect, and no proceeding initiated by any Governmental Entity seeking an injunction shall be pending. No Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal any of the transactions contemplated by this Agreement.

(d)            Closing under the Indian Asset Purchase Agreement. The "Closing" (as defined in the Indian Asset Purchase Agreement) shall have occurred or shall be occurring simultaneously with the Closing hereunder.

      6.02            Conditions to Obligations of Buyer.  The obligation of Buyer to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Domestic Seller Companies and the Principal set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term "material" or contain terms such as "Seller Companies Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date).

(b)            Performance of Obligations of the Domestic Seller Companies and the Principal. Each Domestic Seller Company and the Principal shall have performed in all material respects all obligations required to be performed by such party under this Agreement at or prior to the Closing Date.

(c)            Receipt of Closing Deliverables. Buyer shall have received each of the documents and instruments required to be delivered by a Domestic Seller Company or the Principal, as set forth in Section 2.10(c).

(d)            Lenders Consent. Buyer shall have received from its lenders their consent in a form reasonably satisfactory to Buyer to the transactions contemplated by this Agreement and the Ancillary Agreements.

(e)             No Material Adverse Effect. During the period between the execution of this Agreement and the Closing Date, there shall not have been a Seller Companies Material Adverse Effect and no fact or condition shall exist which has had or would reasonable be expected to have a Seller Companies Material Adverse Effect after the Closing.

      6.03            Conditions to Obligations of the Domestic Seller Companies and the Principal.  The obligations of the Domestic Seller Companies and the Principal to effect the transactions contemplated hereby is also subject to the satisfaction, or waiver by the Domestic Seller Companies and the Principal, at or prior to the Closing, of the following conditions:

(a)            Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations speak as of an earlier date), except to the extent that such representations and warranties are qualified by the term "material" or contain terms such as "Buyer Material Adverse Effect," in which case such representations and warranties shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties speak as of an earlier date).

(b)            Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)            Receipt of Closing Deliverables. The Domestic Seller Companies and the Principal shall have received each of the documents and instruments required to be delivered by Buyer, as set forth in Section 2.10(b).

ARTICLE VII
TERMINATION,  EXPENSES, AMENDMENT, EXTENSION AND WAIVER
      7.01            Termination.

(a)            This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the parties hereto; (ii) by either Buyer, on the one hand, or the Domestic Seller Companies and the Principal, on the other hand, (provided, however, that the right to terminate this Agreement under this clause shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur) if there shall have been any material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer, on the one hand, or the Domestic Seller Companies and the Principal, on the other hand, or any of the representations and warranties of such party shall cease to be materially true and correct, such that the provisions of Sections 6.02(a) and 6.02(b) or Sections 6.03(a) and 6.03(b), as the case may be, would not be satisfied and such breach has not been cured within 10 days after notice thereof to the breaching party; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; (iii) by either Buyer, on the one hand, or the Domestic Seller Companies and the Principal, on the other hand, if the Closing shall not have occurred by January 31, 2015; provided, however, that the right to terminate this Agreement under this Section 7.01(a)(iii) shall not be available to any party whose actions or failure to act has been a primary cause of, or resulted in, the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; or (iv) by either Buyer, on the one hand, or the Domestic Seller Companies and the Principal, on the other hand, upon the termination of the Indian Asset Purchase Agreement in accordance with the terms thereof.

(b)            In the event of termination of this Agreement as provided in this Section 7.01, this Agreement shall forthwith become void and have no effect, except that Section 5.02, Section 5.07, Section 7.02, Section 7.03 and ARTICLE IX shall survive any termination of this Agreement, and there shall be no further obligation on the parties of the parties except for the obligations under such provisions. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its intentional breach of any provisions of this Agreement.

(c)            In the event of termination of this Agreement as provided in this Section 7.01, Buyer shall cause Perficient India, and each Domestic Seller Company shall cause ZSP, to terminate the Indian Asset Purchase Agreement in accordance with the terms thereof.

      7.02            Expenses.  Except as otherwise specifically provided herein, each party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

      7.03            Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.04            Extension; Waiver.  Any agreement on the part of a party hereto to (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII
INDEMNIFICATION
      8.01            Agreement to Indemnify.  Following the Closing and subject to the limitations set forth herein,

(a)            The Principal and each Domestic Seller Company shall jointly and severally indemnify, defend and hold harmless Buyer and its respective Affiliates, officers, directors, employees, representatives and agents ("Purchaser Indemnitees" and, singularly, a "Purchaser Indemnitee") against and in respect of any and all Damages, by reason of or otherwise arising out of:

(i)            any Excluded Liability whether or not the existence of such Excluded Liability is disclosed on any schedule hereto;

(ii)            any Net Working Capital shortfall determined pursuant to Section 2.06;

(iii)            except as expressly assumed by Buyer under Section 2.03(a)(vi), any claim by an employee, former employee, independent contractor or former independent contractor of a Seller Company, or any other person or entity, based upon (A) such employee's or former employee's employment or such independent contractor's or former independent contractor's contract with such Seller Company prior to the Closing Date, (B) the termination of employment of current or former employees or current or former independent contractors of a Seller Company prior to the Closing Date, or (C) any severance arrangements or payments or any benefit, salary, bonus, commission or other compensation payments made or required to be made in connection with such terminations prior to the Closing Date;

(iv)            any Domestic Seller Companies Warranty Liabilities;

(v)            any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of a Seller Company (other than Assumed Liabilities) conducted, existing or arising on or prior to the day immediately before the Closing Date;

(vi)            any Martell Claim;

(vii)            any breach by a Domestic Seller Company or the Principal of a representation, warranty or covenant contained in this Agreement; or

(viii)            any breach by ZSP of a representation, warranty or covenant contained in the Indian Asset Purchase Agreement;

provided, that, the Purchaser Indemnitees will not be entitled to indemnification pursuant to this Section 8.01 unless the aggregate amount of all Damages for which indemnification is sought by the Purchaser Indemnitees hereunder and the aggregate amount of all "Damages" (as defined in the Indian Asset Purchase Agreement) for which indemnification is sought by the "Purchaser Indemnitees" (as defined in the Indian Asset Purchase Agreement) under the Indian Asset Purchase Agreement together exceeds $178,000 (the "Purchaser Indemnification Basket"), in which case the Purchaser Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Purchaser Indemnification Basket shall not apply to any claim for indemnification based on (A) items (i) through  (vi) above, (B) item (vii) above to the extent such claim relates to a breach by a Domestic Seller Company or the Principal under Section 3.01, 3.02, 3.05, 3.09, 3.12, 3.22, 3.25 or 5.08 or (C) item (viii) above to the extent such claim relates to a breach by ZSP under Section 3.01, 3.02, 3.05 or 5.06  of the Indian Asset Purchase Agreement (such claims collectively, the "Seller Companies Carved-Out Liabilities").
(b)            Buyer shall indemnify, defend and hold harmless each of the Domestic Seller Companies, the Principal and their respective Affiliates, officers, directors, employees, representatives and agents (the "Seller Companies Indemnitees") against and in respect of any and all Damages by reason of or otherwise arising out of:

(i)            any Assumed Liability, except for any Domestic Seller Companies Warranty Liability; or

(ii)            any breach by Buyer of any representation, warranty or covenant contained in this Agreement;

provided, that, the Seller Companies Indemnitees will not be entitled to indemnification pursuant to this Section 8.01(b) unless the aggregate amount of all Damages for which indemnification is sought by the Seller Companies Indemnities hereunder and the aggregate amount of all "Damages" (as defined in the Indian Asset Purchase Agreement) for which indemnification is sought by the "Seller Indemnitees" (as defined in the Indian Asset Purchase Agreement) under the Indian Asset Purchase Agreement together exceeds $178,000 (the "Seller Companies Indemnification Basket"), in which case the Seller Companies Indemnitees will be entitled to indemnification for the full amount of such Damages; provided, further, that the Seller Companies Indemnification Basket will not apply to any claim for indemnification based on item (i) above (the "Buyer Carved-Out Liabilities").

      8.02            Survival of Indemnity.  The representations, warranties and covenants of the Domestic Seller Companies, the Principal and Buyer, and the indemnification obligations related thereto, shall survive the Closing for a period of 24 months after Closing, except for Damages arising from (a) any failure of a Domestic Seller Company to pay, perform or discharge any Seller Companies Carved-Out Liabilities or (b) any failure of Buyer to pay, perform or discharge any Buyer Carved-Out Liabilities, in each which case the obligations of the applicable Indemnifying Party pursuant to Section 8.01 shall survive indefinitely or, if earlier, six-months after the expiration of the applicable statute of limitations. Any claims for indemnification in accordance with this ARTICLE VIII with respect to Damages resulting from any representation or warranty must be made (and will be null and void unless made) prior to the end of the applicable survival period.  Upon expiration of such period, no Indemnifying Party shall have any liability for Damages under such indemnification obligations unless it has received written notice from an Indemnified Party claiming indemnification prior to the expiration of the applicable period as required.

      8.03            Additional Provisions.

(a)            Limitations on Indemnified Amounts of the Domestic Seller Companies and the Principal.  In no event shall the aggregate indemnity obligations of the Domestic Seller Companies and the Principal hereunder and the aggregate indemnity obligations of ZSP and the Principal under the Indian Asset Purchase Agreement together exceed $12,500,000.  The liability of the Domestic Seller Companies and the Principal for indemnification under this ARTICLE VIII by reason of or arising out of any breach by a Domestic Seller Company or the Principal of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by Buyer of the books, records or operations of the Domestic Seller Companies.  Buyer shall not permit Perficient India to make an indemnification claim under the Indian Asset Purchase Agreement if the aggregate indemnity obligations of the Domestic Seller Companies and Principal hereunder and the aggregate indemnity obligations of ZSP and the Principal under the Indian Asset Purchase Agreement together exceed $12,500,000. Further, Buyer shall not permit Perficient India to make an indemnification claim under the Indian Asset Purchase Agreement until the Purchaser Indemnification Basket has been met.

(b)            Limitations on Indemnified Amounts of Buyer.  In no event shall Buyer's aggregate indemnity obligations hereunder and the aggregate indemnity obligations of Perficient India under the Indian Asset Purchase Agreement together exceed an amount equal to the maximum potential aggregate indemnification obligations of the Domestic Seller Companies, ZSP and the Principal as provided in Section 8.03(a), except for any payment of all or any portion of the Total Purchase Price.  The liability of Buyer for indemnification under this ARTICLE VIII by reason of or arising out of any breach by Buyer of any representation, warranty or covenant shall not be modified, waived or diminished by any examination or investigation conducted by the Domestic Seller Companies of the books, records or operations of Buyer. The Domestic Seller Companies and the Principal shall not permit ZSP to make an indemnification claim under the Indian Asset Purchase Agreement if the aggregate indemnity obligations of Buyer hereunder and the aggregate indemnity obligations of Perficient India under the Indian Asset Purchase Agreement together exceed $12,500,000. Further, the Domestic Seller Companies and the Principal shall not permit ZSP to make an indemnification claim under the Indian Asset Purchase Agreement until the Seller Companies Indemnification Basket has been met.

(c)            Satisfaction of Indemnification Obligations.  Buyer agrees that all indemnifiable Damages payable by the Domestic Seller Companies or the Principal shall be satisfied as follows:

(i)            First, against the Holdback Amount;

(ii)            Second, with the Escrow Payment;

(iii)            Third, against the Earnout, if any, that would otherwise be due to any of the Domestic Seller Companies pursuant to Section 2.07; and

(iv)            Fourth, against the Principal and the Domestic Seller Companies, jointly and severally, subject to the maximum potential indemnification obligation of the Domestic Seller Companies and the Principal as provided in Section 8.03(a).

(d)            No Limitation in Event of Fraud.  Notwithstanding any other provision hereof, nothing in this ARTICLE VIII (including the provisions of paragraphs (a) and (b) of this Section 8.03) or otherwise shall limit, in any manner, any remedy at law or equity, to which any party may be entitled as a result of Fraud by any Indemnifying Party.

(e)            Exclusivity of Remedy; Survival of Covenants.  Following the Closing, except in respect of claims based upon Fraud or any violation of federal securities laws, the indemnification accorded by this ARTICLE VIII shall be the sole and exclusive remedy of the parties indemnified under this ARTICLE VIII in respect of any claim for Damages  arising out of or in connection with this Agreement, any document or certificate delivered pursuant hereto or the transactions contemplated by this Agreement.  In the event of any breach or failure in performance after the Closing of any covenant or agreement, a non-breaching party shall also be entitled to seek specific performance, injunctive or other equitable relief against such breaching party.  The covenants of any party in ARTICLE V shall terminate according to the terms of such covenant and the expiration of the applicable statutes of limitations, except that the pre-closing agreements in Section 5.1 shall survive for a period of 24 months after the Closing.

(f)            Subrogation.  Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this ARTICLE VIII, an Indemnifying Party shall be subrogated, to the extent of such payment, to any rights that the Indemnified Party may have against any other persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably require to perfect such subrogation or to pursue such rights against such other persons as the Indemnified Party may have.

(g)            Insurance.  All Damages shall be computed net of any amounts that are reimbursable by insurance.  The Purchaser Indemnitees shall use Commercially Reasonable Efforts to make any claims for insurance and indemnification available from a third party with respect to Damages for which it will seek indemnification hereunder and to diligently pursue such claims in good faith.  If any such insurance proceeds or other amounts are received by any Purchaser Indemnitee with respect to any Damages already paid by Principal or the Domestic Seller Companies pursuant to this ARTICLE VIII, Buyer shall repay to the Principal and the Domestic Seller Companies, promptly after receipt of such insurance proceeds or other amounts, the amount of Damages that Principal and the Domestic Seller Companies would not have had to pay had such insurance proceeds or other amounts been received by the Buyer prior to such indemnification payment by under this ARTICLE VIII.

(h)            Duty to Mitigate.  Buyer shall take, and shall cause its Affiliates to take, Commercially Reasonable Efforts to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or which does, give rise thereto.

(i)            No Duplication of Recovery.  For purposes of this ARTICLE VIII, in computing the amount of any individual or aggregate amounts of Damages, the amount of Damages shall be net of any reserves or accruals set forth for such matter in the Closing Date Statement. Additionally, no Indemnified Party may recover duplicative Damages in respect of a single set of facts or circumstances, taking into account for these purposes, the amounts collected by an Indemnified Party, under or in connection with this Agreement or the Indian Asset Purchase Agreement.

      8.04            Claim Notice; Definitions; Third Party Claim Procedures.

(a)            Claim Notice.  An Indemnified Party shall give each Indemnifying Party from whom indemnification is sought prompt written notice (a "Claim Notice") of any claim, demand, action, suit, proceeding or discovery of fact upon which the Indemnified Party intends to base the claim for indemnification under this ARTICLE VIII, which shall contain (i) a reasonably detailed description and a good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement stating the basis for which the Indemnified Party is entitled to indemnification under this ARTICLE VIII for such Damages, and (iii) a demand for payment, provided, however, that no failure or delay to give such Claim Notice shall excuse any Indemnifying Party from any obligation hereunder except to the extent the Indemnifying Party is materially and actually prejudiced by such failure.  Buyer, each of the Domestic Seller Companies and the Principal agree that the procedures set forth in the Escrow Agreement with respect to Claim Notices and responses thereto shall govern all claims made against the Escrow Payment.  Notwithstanding anything to the contrary, prior to Buyer's performance of any Domestic Seller Companies Warranty Liabilities, Buyer shall provide to the Domestic Seller Companies and the Principal (w) notice of and copy of any warranty claim that Buyer claims to be a Domestic Seller Companies Warranty Liability, (x) the Contract and the warranty giving rise to such warranty claim and any related documentation, (y) an opportunity to review with Buyer the information in clauses (w) and (x), and (z) a reasonable opportunity to communicate with Buyer regarding the scope of work and potential solutions in respect of such warranty claim, and then only thereafter, and if such becomes a Domestic Seller Companies Warranty Liability, Buyer will be entitled to claim indemnification pursuant to Section 8.01(a)(iv).

(b)            Third Party Claim Procedures.  The Indemnifying Party will have the right to defend the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, exercising commercially reasonable discretion, so long as (i) the Indemnifying Party acknowledges in writing to the Indemnified Party and without qualification (or reservation of rights) its indemnification obligations as provided in this ARTICLE VIII, and (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.  The Indemnifying Party shall lose its right to defend and settle the Third Party Claim if it shall fail to diligently contest, defend, litigate and settle the Third Party Claim as provided herein.  So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the right, upon receiving the prior written approval of the Indemnified Party (which shall not be unreasonably withheld unless such settlement does not fulfill the conditions set forth in the following sentence and which shall be deemed automatically given if a response has not been received within the 30-day period following receipt of the proposed settlement by the Indemnified Party), to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable.  Notwithstanding anything to the contrary herein contained, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party or Indemnifying Party (as the case may be) that is not controlling the defense and/or settlement of the Third Party Claim (the "Non-Control Party") shall be required by an Indemnifying Party or Indemnified Party controlling the litigation to (and no such party shall) (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Non-Control Party of a release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability to the Non-Control Party or which may otherwise have an adverse effect on the Indemnified Party's business, or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. All expenses (including attorneys' fees) incurred by the Indemnified Party in connection with the foregoing shall be paid by the Indemnifying Party.  No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this ARTICLE VIII shall relieve it of such obligations to the extent they exist.  If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume, the defense of a Third Party Claim pursuant to this ARTICLE VIII, or if, in accordance with the foregoing, the Indemnifying Party does not have the right or shall lose its right to contest, defend, litigate and settle such a Third Party Claim, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least 20 days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party.  If, pursuant to this Section 8.04(b), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim, for which it is entitled to indemnification hereunder as provided herein, the Indemnified Party shall be reimbursed by the Indemnifying Party for the Damages that constitute reasonable attorneys' fees and other expenses of defending, contesting, litigating and/or settling the Third Party Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys' fees and other expenses.  The Indemnified Party or the Indemnifying Party, as the case may be, shall furnish such information in reasonable detail as it may have with respect to a Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) to the other party if such other party is assuming defense of such claim, and make available all records and other similar materials which are reasonably required in the defense of such Third Party Claim and shall otherwise cooperate with and assist the defending party in the defense of such Third Party Claim.

ARTICLE IX
GENERAL PROVISIONS
      9.01            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered by hand (with written confirmation from recipient); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during the normal business hours of recipient, and on the next business day of recipient if sent after normal business hours of recipient; or (d) three days after mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)            if to Buyer, to:
Perficient, Inc.
555 Maryville University Drive, Suite 600
St. Louis, Missouri 63141
Attn: Paul E. Martin, Chief Financial Officer
Phone: 314.529.3600
Facsimile: 314.529.3640
E-mail: paul.martin@perficient.com

with a copy (which shall not constitute notice) to:

Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri 63101
Attention:  Michele C. Kloeppel
Phone:  314.552.6170
Facsimile:  314.552.7170
E-mail: mkloeppel@thompsoncoburn.com

(b)            if to the Domestic Seller Companies or the Principal, to:
Rupesh Agrawal
W296N2080 Glen Cove Road
Pewaukee, Wisconsin  53072
E-mail: zrupesh@outlook.com

with a copy (which shall not constitute notice) to:

O'Neil, Cannon, Hollman, DeJong & Laing S.C.
111 East Wisconsin Avenue, Suite 1400
Milwaukee, Wisconsin 53202
Attn: Peter J. Faust
Phone: 414.276.5000
Facsimile: 414.276.6581
E-mail: pete.faust@wilaw.com

      9.02            Interpretation.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. All references to "dollars" or "$" herein shall mean U.S. dollars and all payments made under this Agreement shall be in U.S. dollars.

      9.03            Counterparts and Facsimile Signatures.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Furthermore, this Agreement may be executed by the facsimile signature of any party hereto; it being agreed that the facsimile signature of any party hereto shall be deemed an ink-signed original for all purposes. Counterparts may be delivered via facsimile, electronic mail (including PDF) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

      9.04            Entire Agreement.  This Agreement (including the representations and warranties contained in ARTICLES III and IV hereof) and the Ancillary Agreements and all other documents and the instruments delivered pursuant hereto or otherwise referred to herein constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

      9.05            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles thereof.
(b)            ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE EASTERN DISTRICT OF MISSOURI OR THE COURTS OF THE STATE OF MISSOURI LOCATED IN THE COUNTY OF ST. LOUIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

              (c)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05(c).

      9.06            Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 5.03 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 5.03 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any court located in St. Louis County, Missouri, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.07            Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is deemed to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      9.08            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except for Section 5.04, of which the ZSI Interest Holders are express third party beneficiaries, and as otherwise expressly provided herein (including in Section 5.04), this Agreement (including the documents and instruments delivered pursuant hereto or otherwise referred to herein) is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

*     *     *
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first above written.
BUYER:

PERFICIENT, INC.

By: /s/ Paul E. Martin
Name: Paul E. Martin
Title: Chief Financial Officer

ZSI:

ZEON SOLUTIONS INCORPORATED

By:/s/ Rupesh Agrawal
Name: Rupesh Agrawal
Title: Chief Executive Officer

GRI:

GRAND RIVER INTERACTIVE LLC

By:/s/ Rupesh Agrawal
Name: Rupesh Agrawal
Title: Chief Executive Officer

PRINCIPAL:

/s/ Rupesh Agrawal
RUPESH AGRAWAL